Exhibit 10.16

Execution Version

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ARENA LICENSE AGREEMENT

between

MSG ARENA, LLC

and

NEW YORK RANGERS, LLC

Dated as of April 15, 2020

ARENA LICENSE AGREEMENT

This ARENA LICENSE AGREEMENT (this “Agreement”) is made as of April 15, 2020 (the “Effective Date”) between MSG Arena, LLC, a Delaware limited liability company (“Licensor”), and New York Rangers, LLC, a Delaware limited liability company (the “Rangers”). Licensor and the Rangers are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Licensor owns and operates the arena commonly known as Madison Square Garden, which is located at 4 Pennsylvania Plaza, New York, New York 10001 that contains approximately 17,000 seats for hockey games, and is suitable for the exhibition of ice hockey games and for other purposes (the “Arena”).

B. New York Rangers, LLC owns and operates the professional hockey team known as the New York Rangers (the “Team”) in the National Hockey League (the “NHL” or the “League”).

C. Licensor wishes to grant the Rangers, on behalf of the Team, certain rights to use specified parts of the Arena at specified times, and the Rangers desire to so use the Arena at such times, upon the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“ADA Consent Decree” means the Consent Decree entered November 5, 2007 in the lawsuit entitled United States of America vs. Madison Square Garden, L.P., et al., 07 Civ. 9704 (RJH), in the United States District Court for the Southern District of New York.

“Advertising” means, collectively, all advertising, sponsorship and promotional activity, signage, messages and displays of every kind and nature at or regarding the Arena, whether audio or visual and whether now existing or developed in the future, including the following: (i) the right to name the Arena or any portion thereof, including identifying such name on the Arena concourses, the entrances to the Arena, premium seating areas or any other areas at the Arena; (ii) permanent, non-permanent and transitory signage or advertising displayed on permanent (e.g., fixed panel) or non-permanent (e.g., rotating) advertising panels or on the interior or exterior of the Arena (including Arena marquee boards and other exterior signage); (iii) advertising appearing on fixtures or equipment (such as scoreboard advertising and canopy advertising); (iv) audio or video public address advertising and message board advertising; (v) electronic insertion, fascia boards, liquid electronic displays, ribbon boards and other forms of electronic signage (“LED Signage”); (vi) print and display advertising, including advertising on or in game programs, schedules, tickets and yearbooks; (vii) promotional events or activities sponsored by corporate partners; (viii) the exhibition and promotion of products and services at the Arena (e.g., kiosks and special areas in the concourse); (ix) advertising worn or carried by concessionaire personnel or other personnel engaged in the operation of any Arena event; (x) advertising affixed to or included with cups, napkins, utensils, plates or other similar items used to consume Concessions at the Arena (“Concession Items”); (xi) advertising at concession areas; and (xii) promotional or premium item give-aways.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or which is a director, officer, employee, or partner (limited or general) of such specified Person, but with respect to either Party specifically excluding the other Party and the other Party’s publicly owned parent and such parent entity’s direct and indirect subsidiaries. For the purpose of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause, directly or indirectly, the direction of the management and policies of such Person whether through the voting of securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Arena” has the meaning set forth in Recital A.

“Arena Agency Agreements” has the meaning set forth in Section 7.02(b).

“Attendance Based Allocation” has the meaning set forth in Schedule 6.01.

“Auditing Party” has the meaning set forth in Section 20.17.

“Books and Records” has the meaning set forth in Section 20.16.

“Casualty” shall mean any damage, destruction or other property casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen resulting from any cause, including any Force Majeure event.

“Catering Services” and “Catering Gross Receipts” have the meanings set forth in Schedule 6.01.

“Commencement Date” has the meaning set forth in Section 2.01.

“Common Areas” has the meaning set forth in Schedule 4.01.

“Concessions” means F&B Concessions, Team Merchandise sold or provided at the Arena, and Non-Team Merchandise.

“Condemnation” means a taking by eminent domain, condemnation or appropriation by any governmental authority or other Person with the power of eminent domain for any public or private use or purpose.

“Condemnation Award” means all sums, amounts or other compensation for the Arena payable to the Rangers or Licensor as a result of or in connection with any Condemnation.

“Convenience Fees” has the meaning set forth in Section 5.06(a).

“Contract Year” means, other than the Initial Contract Year, each period of the Term from July 1 through the immediately following June 30.

“Customer Data” has the meaning set forth in Section 10.03(a).

“Effective Date” has the meaning set forth in the preamble.

“Exclusivity Breach” has the meaning set forth in Section 17.01(e).

“Exhibition and Regular Season Home Games” means games played by the Team during the exhibition season or regular season of the League where the Team (and not the opposing team) has the right to designate the location of such game or which is considered one of the Team’s home games by the League for purposes of League Rules, standings or scheduling.

“F&B Concessions” and “F&B Concessions Gross Receipts” have the meanings set forth in Schedule 6.01.

“Facility Ticket Fee” has the meaning set forth in Section 5.02(c).

“First Full Contract Year” means July 1, 2020 through June 30, 2021.

“Force Majeure” has the meaning set forth in Section 20.01.

“Game Day Services” has the meaning set forth in Section 9.02.

“General Services” has the meaning set forth in Section 9.01.

“Gross Receipts” has the meaning set forth in Schedule 6.01.

“Home Date” means each date on which a Home Game is scheduled.

“Home Games” means collectively, Exhibition and Regular Season Home Games and Playoff Home Games.

“Initial Contract Year” means the period beginning on the Commencement Date through June 30, 2020.

“Joint Sponsors” has the meaning set forth in Section 7.02(b).

“Knicks” has the meaning set forth in Section 4.04(a).

“Knicks Games” has the meaning set forth in Section 4.04(a).

“League” has the meaning set forth in Recital B.

“League Rules” means (a) the NHL Constitution, (b) the NHL By-laws, (c) the governing documents of each of the NHL Entities, (d) all other existing or future rules, regulations, interpretations, memoranda, procedures, directives, policies, guidelines, positions, and resolutions of, including, without limitation, positions taken with, and agreements, covenants, representations and warranties made to, any court or governmental or quasi-governmental agency by, each of the NHL Entities, the NHL Board of Governors and the NHL Commissioner, (e) the Transaction Agreement, dated as of the date hereof, among the NHL, the Rangers and certain other parties thereto (the “Transaction Agreement”) and each Prior Consent Agreement (as defined in Transaction Agreement), (f) the Settlement Documents as defined in the Settlement Agreement dated March 23, 2009, (g) the Lender Letter Agreement (as defined in the Transaction Agreement), (h) the current and future Collective Bargaining Agreements between the NHL and the National Hockey League Players’ Association and between the NHL and the National Hockey League Officials’ Association and all other agreements, consent agreements, decrees, cooperation agreements and settlement agreements presently or hereafter in effect or entered into between or among any NHL Entity or Entities, on the one hand, and the NHL member clubs generally, on the other hand, or any NHL Entity or Entities and/or the NHL member clubs generally, on the one hand, and other persons, on the other hand, in furtherance of the NHL’s (or any other NHL Entity’s) business or interests or as otherwise authorized, directly or indirectly, by the NHL Board of Governors, the NHL Commissioner, the applicable NHL Entity, the NHL Constitution or the NHL By-laws and (i) the NHL Commissioner’s interpretation of, opinions concerning, and the custom and practice under, any of the foregoing, all as may be amended from time to time.

“License Fee” has the meaning set forth in Section 3.01.

“Licensor” has the meaning set forth in the preamble.

“Licensor Default” has the meaning set forth in Section 18.01.

“Licensor Promotion” has the meaning set forth in Section 10.01(a).

“Licensor Services” means, collectively, General Services and Game Day Services.

“Madison Club” has the meaning set forth in Section 5.03(d).

“Maximum Credit or Refund” has the meaning set forth in Section 15.02.

“MSG Sports” means MSG Sports, LLC, the parent company of the Rangers and the Knicks.

“NHL” has the meaning set forth in Recital B.

“NHL Entities” means the NHL, NHL Enterprises, L.P., NHL Enterprises Canada, L.P., NHL Enterprises, Inc., National Hockey League Enterprises Canada, Inc., NHL Enterprises B.V., Intra-Continental Ensurers, Limited, NHL Interactive CyberEnterprises, LLC, NHL Network US, L.P., NHL Network US, Inc., NHL WCH 16, LP, NHL WCH 16, Inc., NHL WCH 16 Canada

Holdco, Inc., NHL WCH 16 US, LP, NHL WCH 16 US GP, LLC, NHL WCH 16 US Holdco, LLC, NHL China Holdings, LLC, any entity that may be formed by the NHL member clubs generally after the date of this Agreement (but excluding the NHL member clubs), and each of their respective subsidiaries and other present or future affiliates.

“Net Profits” has the meaning set forth in Schedule 6.01.

“No Fault Occurrence” has the meaning set forth in Section 18.03.

“Non-Auditing Party” has the meaning set forth in Section 20.17.

“Non-Team Merchandise” means all programs, other publications, and merchandise other than Team Merchandise.

“Other Arena Event” has the meaning set forth in Section 4.04(c).

“Other Rangers Event” has the meaning set forth in Section 4.04(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization.

“Playoff Home Games” means games played after the end of the League’s regular season as part of its championship tournament, for which the Team must qualify based on its regular season record, where the Team (and not the opposing team) has the right to designate the location of such game or which is considered one of the Team’s home games by the League for purposes of League Rules or scheduling.

“Property Tax Exemption” has the meaning set forth in Section 16.01.

“Property Tax Exemption Agreement” has the meaning set forth in Section 16.01.

“Rangers” has the meaning set forth in the preamble.

“Rangers Default” has the meaning set forth in Section 17.01.

“Rangers Event” means Home Games and Other Rangers Events.

“Rangers Misuse” has the meaning set forth in Section 4.07.

“Rangers’ Personnel and Guests” means the personnel, guests and invitees of the Rangers (including holders of tickets of admission to the Arena, holders of press and media credentials, and visiting team personnel).

“Rangers’ Promotional Use” has the meaning set forth in Section 10.01(d).

“Representatives” has the meaning set forth in Section 20.09.

“Rinkside Advertising” has the meaning set forth in Section 7.01.

“Standard” means, with respect to the applicable requirement, obligation or matter, (a) in compliance with applicable law, (b) in compliance with League Rules and (c) at a first-class level equal to or better than that at which NHL arenas in major U.S. markets are then operated, maintained and improved for NHL games (in the case of improvements, taking into reasonable consideration the age and location of the Arena and its existing structural limitations), and in no event less than the highest standard of quality and manner in which the Arena (i) was operated, maintained and improved historically (post 2011 - 2013 transformation) with respect to Home Games and (ii) will be operated, maintained and improved for Other Arena Events.

“Suite 200” has the meaning set forth in Section 5.03(h).

“Suites” shall mean the premium locations within the Arena currently designated as “Event Level Suites,” “Madison Level Suites” and “Signature Level Suites” as more specifically described in Schedule 4.01, and any replacement suites in those locations.

“Team” has the meaning set forth in Recital B.

“Team Areas” has the meaning set forth in Schedule 4.01.

“Team Merchandise” means merchandise (including programs and other publications) that bears the Team’s name, logo(s), or other intellectual property relating to the Team, or any other League intellectual property, including any merchandise relating to or depicting (as the case may be) the League and/or any of its teams, players, and/or events (e.g., the NHL All-Star Game, the Stanley Cup Playoffs, the NHL Winter Classic), or the logo(s) of any of the foregoing.

“Team Merchandise Allocation” has the meaning set forth in Section 6.02(d).

“Term” has the meaning set forth in Section 2.01.

“The Loft” has the meaning set forth in Section 5.03(d).

“Ticket” or “Tickets” has the meaning set forth in Section 5.01.

“Ticket Agent” has the meaning set forth in Section 5.06(a).

“Ticket Agent Agreement” has the meaning set forth in Section 5.06(a).

“Untenantable Condition” means a condition of the Arena that occurs on account of a Casualty or Condemnation and, as a result of which League Rules or applicable law prohibit the playing of Home Games at the Arena or would entail denial of access to or loss of a material portion of (i) the general seating areas of the Arena or (ii) revenues of the Rangers derived from the Arena.

“VIP Club Services” has the meaning set forth in Section 9.03.

“VIP Clubs” has the meaning set forth in Section 9.03.

“Work Stoppage” has the meaning set forth in Section 15.01.

ARTICLE II

TERM

Section 2.01 Term; Commencement Date. The term of this Agreement shall commence on April 17, 2020 (the “Commencement Date”) and, unless earlier terminated in accordance with the terms of this Agreement, shall end on June 30, 2055 (the “Term”).

ARTICLE III

LICENSE FEE

Section 3.01 License Fee. The Rangers shall pay to Licensor a license fee, without any right of offset, reduction or abatement (except as expressly provided in this Agreement), as follows: (a) for the Initial Contract Year, a prorated amount equal to $16,200,000 divided by forty-four (44), multiplied by the number of Exhibition and Regular Season Home games scheduled to be played in the Arena in the Initial Contract Year; (b) for the First Full Contract Year, $16,686,000; and (c) for each subsequent Contract Year, 103% of the license fee for the immediately preceding Contract Year (the “License Fee”).

Section 3.02 Payment of License Fee. For each Contract Year, the Rangers shall pay the License Fee in twelve (12) equal installments on the first business day of each month during the Contract Year, except that the License Fee for the Initial Contract Year shall be paid in equal monthly installments on the first business day of the month following the Commencement Date and the first business day of each remaining month in the Initial Contract Year.

ARTICLE IV

USE OF ARENA

Section 4.01 Arena Areas. The Arena includes the areas identified on Schedule 4.01 attached hereto. The Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment thereto. The Parties acknowledge and agree that the precise locations, square footage, appearance and amenities of the Common Areas and Team Areas set forth therein shall be subject to change from time to time during the Term in accordance with Section 4.05.

Section 4.02 Rangers Use. Licensor hereby grants to the Rangers and the Rangers’ Personnel and Guests, and the Rangers hereby accept from Licensor, for itself and the Rangers’ Personnel and Guests, a license to use the Arena as follows:

(a) Common Areas and Team Areas. Subject to League Rules, on each Home Date, beginning at approximately 10:00 a.m., until two (2) hours after the completion of such Home Game, the Rangers shall have the exclusive right and license to use the Common Areas and the Team Areas for the purpose of playing of Home Games and conducting related activities, and the presentation thereof by any and all means, live and over radio and television and all other means of communication now existing and hereafter developed, and such other uses expressly permitted in this Agreement or as may be agreed to by the Parties. Notwithstanding the foregoing start time, Licensor may schedule Other Arena Events (as defined below) on Home Dates (each, a “Shared Date”) in accordance with Section 4.04(c); provided that in no event shall the Rangers have exclusive access to the Common Areas and Team Areas any later than three (3) hours prior to the start of any Home Game. Licensor shall reimburse the Rangers for any costs incurred by the Rangers solely as a result of a Home Game occurring on a Shared Date (e.g., visiting team relocating a morning skate). In addition, the Rangers shall have reasonable access, on a non-exclusive basis, to the Common Areas and the Team Areas for purposes related to the business or hockey operations of the Rangers at reasonable times on days that are not Home Dates and during periods on Home Dates other than those specified above (but in no case during ticketed Other Arena Events (as defined in Section 4.04(c) below)), provided the Rangers’ use of the Common Areas may not unreasonably interfere with any use by Licensor or authorized use by its other licensees (including the Knicks).

(b) Access. All rights and licenses set forth in this Section 4.02 include in favor of the Rangers and the Rangers Personnel and Guests (including holders of tickets of admission to the Arena, holders of press and media credentials, and visiting team personnel), subject to the Arena’s safety and security protocols as provided in Section 4.06(b), (i) rights and licenses of entry, ingress and egress over and across all applicable portions of the Arena, and (ii) the right and license to bring into the Arena (and to permit the Rangers Personnel and Guests into the Arena), and retain ownership and control of, items of personal property and equipment.

(c) Grant of License. This Agreement is intended to, and shall be construed as, a grant of a license by Licensor to the Rangers and the Rangers Personnel and Guests, and shall not operate to vest in the Rangers any ownership or leasehold interest, or other real estate interest, in the Arena or the property of Licensor, whether real or personal, tangible or intangible, or any use or possessory rights other than those rights expressly granted by the license hereunder (and then subject to and in accordance with all of the provisions of this Agreement).

Section 4.03 Licensor’s Right of Entry. Notwithstanding the provisions of Section 4.02, but subject to League Rules, Licensor and its agents and representatives shall have the right to enter into and upon any and all parts of the Arena, including the Team Areas and the Common Areas, as necessary for the purpose of carrying out its obligations under this Agreement, to operate the Arena, to perform necessary safety, security and maintenance activities and for other purposes that do not unreasonably interfere with the Rangers’ rights hereunder.

Section 4.04 Scheduling.

(a) Team Games. The scheduling procedure for Home Games shall continue in a manner consistent with past practice, subject to, and at all times in accordance with, League Rules. It is understood between the Parties that Licensor is entering into a simultaneous license with New York Knicks, LLC (the “Knicks”), on behalf of the professional basketball team known as the New York Knicks, to host basketball games (“Knicks Games”) in the Arena. The Parties will continue to cooperate with each other in good faith recognizing that Licensor has obligations to the Knicks. Consistent with past practice, Licensor will jointly coordinate with the League and the National Basketball Association in scheduling Home Games and Knicks Games. In addition, each Party shall (i) use reasonable efforts to avoid material business impacts on the other Party where such Party has the ability to do so and (ii) reasonably cooperate and honor requests for changes to previously scheduled or held dates. For the avoidance of doubt, in the event of any conflict between any of the foregoing and League Rules, League Rules shall control and govern.

(b) Other Rangers Events and Usage.

(i) Subject to the terms of this subsection, the Rangers shall be entitled to license the Arena without payment of an incremental license fee on up to two (2) occasions per Contract Year, to present certain Team-related events other than Home Games (e.g., open practices, ticket sales events, season subscriber events and similar functions as mutually agreed) (each, an “Other Rangers Event”). Dates for Other Rangers Events may be reserved no earlier than forty-five (45) days in advance of the proposed event and such reservations shall be subject to any dates previously booked by Licensor for Other Arena Events.

(ii) The Rangers may use such Team Areas and Common Areas, and Licensor shall provide such Licensor Services (for which Game-Day Services the Rangers shall pay or reimburse Licensor as provided herein), as are reasonably necessary or requested by the Rangers for such Other Rangers Events. Other Rangers Events shall be subject to other terms and conditions to be negotiated by the Parties. Unless the Parties agree otherwise with respect to a particular event, all terms of this Agreement applicable to Home Games will apply to Other Rangers Events.

(iii) At the Rangers’ request, Licensor may, in its discretion, license the Arena and/or other Licensor-owned venues (e.g., Beacon Theater, Radio City, Tao) to the Rangers to the extent available and without payment of an incremental license fee (the Rangers shall pay any expenses). Such events may be in addition to Other Rangers Events.

(c) Other Arena Events. Subject to Section 4.04(a), Licensor shall be entitled to schedule Knicks Games, other sporting events, concerts, and any other types of events in the Arena (each, an “Other Arena Event”), including, for the avoidance of doubt, on the same day as a Home Game; provided that: (i) no Other Arena Event shall relieve Licensor of its obligations hereunder, including to deliver the Common Areas and Team Areas to the Rangers in the condition required by ARTICLE IX by or before the times required in Section 4.02(a), and (ii) no Other Arena Event shall be scheduled if it could reasonably be expected to materially interfere with the presentation, use or operation of the Arena for any previously scheduled Rangers Events (or the revenues derived by the Rangers therefrom).

Section 4.05 Alterations.

(a) Rangers Alterations. During the Term, the Rangers may request that Licensor make alterations to the Team Areas and/or Common Areas. Licensor shall make those alterations to the extent necessary to comply with its obligations under this Agreement, at Licensor’s sole cost and expense. To the extent those alterations are not necessary for Licensor to comply with its obligations under this Agreement, those alterations shall be subject to the approval of Licensor, such approval not to be unreasonably withheld, conditioned or delayed, and shall be made at the Rangers’ sole cost and expense (subject to the Rangers’ approval of Licensor’s plans and costs); it being understood that Licensor may deny its approval if it reasonably determines that such alterations would materially adversely impact Licensor or any third party who regularly uses the space (e.g., the Knicks).

(b) Licensor Alterations.

(i)

Licensor shall have the right to make alterations or other changes to the Arena, in its sole discretion and at its sole cost and expense; provided that Licensor shall be required to obtain the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Rangers to the extent that any such alterations or changes could reasonably be expected to impact the Rangers’ rights or obligations hereunder, or the presentation, set-up, use or operation of the Arena for any Rangers Event.

(ii)

Without limiting ARTICLE IX, Licensor shall be responsible for making alterations, upgrades, modifications and improvements to the Arena (and the components thereof) at Licensor’s sole cost and expense (subject to Section 4.05(c)), as may be required from time to time in order to maintain the Arena in accordance with the Standard.

(iii)	Alterations intended to generate additional premium seating revenues for both Licensor and the Rangers shall be governed by the terms of Section 5.04.

(c) Alterations Pursuant to League Rules. Notwithstanding anything to the contrary contained in this Agreement, any alterations, upgrades, modifications or improvements to the Arena that are made solely to comply with any new or amended League Rules that are enacted after the Commencement Date shall be made at the Rangers’ sole expense.

The Parties shall cooperate in good faith to agree on the plans and specifications for alterations made under Sections 4.05(a) – (c) and the time period during which such alterations are expected to be made. All such alterations shall (i) be made by Licensor or its contractors, (ii) comply with all applicable laws, ordinances, orders, regulations and League Rules, (iii) be completed in a good and workmanlike manner, using new materials or their equivalent, without unreasonable delay, (iv) not interfere with gameplay in accordance with League Rules and (v) not materially interfere with the presentation, set-up, use or operation of the Arena for any Rangers Event (or the revenues derived by the Rangers therefrom), without the Rangers’ prior written approval.

Section 4.06 Manner of the Rangers’ Use. At all times during the Term:

(a) The Rangers shall use the Arena in accordance with all League Rules and applicable laws, ordinances, and regulations. Licensor shall operate the Arena in accordance with all League Rules, applicable laws, ordinances, and regulations. Without limiting the foregoing, each party shall be responsible, with respect to its functions, rights and obligations under this Agreement, for compliance with the ADA Consent Decree as if it is a party thereto.

(b) The Rangers and their guests, invitees, patrons, and designees shall be subject to any reasonable and nondiscriminatory rules and regulations and security procedures that Licensor imposes on the use of the Arena, so long as the same (i) are not inconsistent with the other provisions of this Agreement (including Licensor’s requirement to maintain and operate the Arena in accordance with the Standard) or League Rules, and (ii) are uniformly applied to all other occupants and users of the Arena except to the extent necessitated by differing particular event types.

(c) Each Party shall, at any time and from time to time, upon not less than ten (10) days prior written request from the other Party, execute, acknowledge and deliver to the requesting Party, in a form reasonably satisfactory to the requesting Party and, if applicable, its existing or prospective direct or indirect lender or purchaser, a written estoppel statement certifying, (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) if true (or, if not entirely true, listing any exceptions), that the requesting Party is not in default hereunder, (iii) the date to which the License Fee and other charges have been paid in advance, if any, and (iv) such other accurate certifications as may reasonably be required by the requesting Party or its existing or prospective direct or indirect lender or purchaser, and agreeing to give copies to the requesting Party’s existing or prospective direct or indirect lender or purchaser of all material notices by the stating Party to the requesting Party, and agreeing to afford the requesting Party’s existing or prospective direct or indirect lender or purchaser an opportunity to cure any default of the stating Party within the applicable cure period afforded to the requesting Party hereunder. It is intended that any such statement delivered pursuant to this subsection may be relied upon by any prospective direct or indirect lender to or purchaser of the Rangers or of the Arena and their respective successors and assigns.

Section 4.07 Rangers Misuse. The Rangers shall promptly reimburse Licensor for costs of cleaning, repairs or replacements, net of insurance proceeds received under Article XIV, necessitated by (a) uses by the Rangers not permitted under this Agreement, or (b) grossly negligent, reckless or willful acts of the Rangers or visiting NHL teams for Rangers Events that cause such damage (collectively, “Rangers Misuse”).

Section 4.08  Surrender. Upon the expiration of the Term or earlier termination of this Agreement, the Rangers shall promptly vacate the Arena under the direction of and in the manner reasonably approved by Licensor, and shall surrender all of its keys, access cards, and other credentials and access items for the Arena to Licensor, and shall inform Licensor of all combinations on all of its locks, safes, and vaults, if any, in the Arena. Without limiting the foregoing, the Rangers shall not remove any alterations, improvements, or other property (other than personal property not affixed or attached to the Arena or any elements thereof) from the Arena unless permitted to do so by Licensor, and the Rangers shall promptly reimburse Licensor for the cost of repairing any damage caused by such removal. Any personal property of the Rangers which remains in the Arena after the expiration of the Term or earlier termination of this Agreement may, at the option of Licensor, be deemed to have been abandoned, and, in Licensor’s sole discretion, (a) may be retained by Licensor as its property, (b) shall be disposed of by the Rangers at the request of Licensor, or (c) may be disposed of by Licensor.

ARTICLE V

TICKETS, SUITES AND CLUBS

Section 5.01 Prices. As between Licensor and the Rangers, (a) the Rangers shall have sole discretion to control the manifest and determine the prices and fees (subject to Section 5.06(a)) for all tickets and other indicia authorizing admission (each a “Ticket”) for general admission seating, standing room and other general admission spectator positions in the Arena for all Rangers Events, and (b) except as provided below, Licensor shall have sole discretion to control the manifest and determine the license fees to be paid for the Suites, The Loft, the Madison Club and similar premium spaces developed in accordance with Section 5.03 and Section 5.04 during the Term. There shall be no limit on the number of complimentary Tickets the Rangers may issue.

Section 5.02 Ticket Revenues.

(a) Ticket Sales. The Rangers shall have the exclusive right to sell and resell all Tickets and retain all revenues from all Ticket sales and resales, including the Facility Ticket Fee (as defined in Section 5.02(c)), the Rangers’ share of any Convenience Fee (as defined in Section 5.06(a)), and any personal seat licenses the Rangers may elect to sell, provided, that the Rangers right to sell personal seat licenses shall be limited to Rangers Events only (and no Other Arena Events) and provided further, that any “form” agreement for the sale or licensing of personal seat licenses shall be subject to Licensor’s prior approval, not to be unreasonably withheld, conditioned or delayed, and the Rangers shall not make any material alterations to such form agreement that adversely impact Licensor without Licensor’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

(b) Loaded-Value Tickets. To the extent that the Rangers offer a ticket product with which the ticketholder is entitled to gratis Concessions in addition to seating to a Home Game, Licensor shall provide such Concessions and the Rangers shall remit to Licensor the actual retail value of any Concessions redeemed by each such ticketholder, which revenue will be included in Team Merchandise revenue (to the extent that the sale/redemption relates to Team Merchandise) or F&B Concessions Gross Receipts, as applicable. To the extent that the sale/redemption relates to Non-Team Merchandise, Licensor shall retain all such redeemed amounts. For purposes of clarity, any revenue associated with loaded-value tickets that is not redeemed for Concessions shall remain the property of the Rangers.

(c) Facility Ticket Fee. The Rangers shall charge to all primary Home Game Ticket purchasers a per-Ticket facility fee (the “Facility Ticket Fee”), in an amount determined from time to time by Licensor following consultation with the Rangers. The Facility Ticket Fee will generally be applied consistently to tickets for Other Arena Events and Home Games, provided that (a) the Rangers may charge a higher or lower Facility Ticket Fee for Home Games with Licensor’s approval (not to be unreasonably withheld, conditioned or delayed), and (b) the Rangers shall have the option, without Licensor’s approval, not to charge a Facility Ticket Fee to season ticketholders (including holders of full and partial season packages), group ticketholders, suite pass holders or with respect to any complimentary tickets.

Section 5.03 Suites; Madison Club; The Loft.

(a) Suites. Subject to other provisions of this Section 5.03, Licensor shall have the exclusive right to license Suites to third parties for all or a portion of Rangers Events and Other Arena Events and collect license fees for the privilege of using the Suites and related amenities. Licensor shall be responsible for all costs of licensing, operating, servicing and maintaining the Suites in accordance with the Standard. Revenues generated from the licensing of Suites shall be allocated as set forth in Section 5.03(b). All of the terms and conditions of such licenses and appurtenant Arena admission tickets and other rights and obligations related to the occupancy of Suites shall be governed by separate agreements (each, a “Suite Agreement”) entered into between Licensor and the licensees of Suites. Licensor’s “form” Suite Agreements shall be subject to the prior written approval of the Rangers (not to be unreasonably withheld, conditioned or delayed), and Licensor shall not make any material alterations to the form Suite Agreements or any executed Suite Agreement that adversely impact the Rangers without the Rangers’ prior written approval, not to be unreasonably withheld, conditioned or delayed.

(b) Suites Revenue.

(i)

All-Event Suites. For Suites licensed for all or substantially all Arena events including Home Games (other than certain major Other Arena Events, including All-Star Games, awards shows, major college championship events, etc.), including those sold on a half-share, quarter-share or other fractional portion basis, the Rangers shall receive 32.5% of all revenues collected or received by Licensor from the sale of such Suites (the “Rangers Suites Revenue Share”), net of contracted catering credits (if any), taxes and credit card fees, and Licensor shall retain the remaining amounts, except as provided in Section 5.03(g) and 6.01(a) (e.g., if a Suite Agreement includes a license fee of $1,100,000 and a contracted catering credit of $100,000, Rangers receive as its share of the license fee $325,000 (($1,100,000 -$100,000) x 32.5%). In the event of a No Fault Occurrence, the Rangers Suites Revenue Share shall be increased to 40.5%.

(ii)

Team-Only and Single Game Suites. The Rangers shall receive all revenues collected or received by Licensor from the sale of Suites licensed only for individual or packages of Home Games and/or other Rangers Events, net of the retail value of food and beverage packages included in the license fee (“Included F&B Packages”), contracted catering credits (if any), taxes and credit card fees, less a Licensor commission of 25% of such net revenue (provided that, in the event of a No Fault Occurrence, the Parties will agree on an appropriate reduction to such commission to account for any reduction in the additional amount that would have been payable to the Rangers under the last sentence of Section 5.03(b)(i) if all Suites were sold for all Arena events).

(iii)

Custom Team and Non-Team Suite Packages. For customized Suite packages (i.e., a pre-determined mix of events that include Rangers Events and Other Arena Events), revenues shall be proportionally allocated to each event included in such package based on the then-applicable rate card for the included events. The Rangers shall receive all revenues collected or received by Licensor attributable to the Rangers Events included in such package, net of Included F&B Packages, contracted catering credits (if any), taxes and credit card fees, to the extent used during Rangers Events, less a Licensor commission of 25% of such net revenue as so allocated (provided that, in the event of a No Fault Occurrence, the Parties will agree on an appropriate reduction to such commission to account for any reduction in the additional amount that would have been payable to the Rangers under the last sentence of Section 5.03(b)(i) if all Suites were sold for all Arena events).

(iv)

Suite Passes for Rangers Events. Notwithstanding the foregoing, all revenues from the sale or license of passes for incremental admission to Suites for Rangers Events (commonly known as “suite passes”), net of taxes and credit card fees, shall be retained by the Rangers. The parties shall agree on the terms and pricing of such suite passes, which shall be sold by Licensor.

(v)

Catering Credits. Any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of a Suite license shall be included in Catering Gross Receipts as and to the extent used during Rangers Events. Any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of a (x) single-game or Team-only package or (y) customized Suite package including Rangers Events and Other Arena Events (as described in Section 5.03(b)(iii)) shall be subject to the prior written approval of the Rangers, such approval not to be unreasonably withheld, conditioned or delayed. With respect to any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of any suite package containing a mix of Team and non-

Team events, Licensor shall ensure that such contracted catering credits or Included F&B Packages have the same terms and conditions, at the Suite licensee’s discretion, at both Team Events and Other Arena Events.

(c) Suite 16. The Rangers acknowledge that Suite 16 on the tenth floor of the Arena is currently licensed to the TAO Group, in which Licensor’s parent company has a majority ownership interest. The Rangers agree that notwithstanding Licensor’s ownership interest in the TAO Group, the Rangers’ share of the license revenue for this suite shall be calculated based on the fees paid or payable to Licensor by the TAO Group, and not with respect to any membership or other revenue or income generated by the TAO Group, provided that such fees are established and maintained on an arms-length basis (it being acknowledged that the fee payable by the TAO Group to Licensor for the twelve-month period ended June 30, 2019 is arms-length for purposes of this Section 5.03(c)).

(d) The Madison Club and The Loft.

(i)

Certain clients will pay Licensor membership fees that entitle them to access (a) the 170-seat defined hospitality and seating space on the west side of the Arena currently known as the “Madison Club” during all Home Games and all Knicks Games, boxing, tennis, and NCAA college basketball events at the Arena (the “Madison Club”); and/or (b) the 48-seat defined hospitality and seating space on the east side of the Arena currently known as “The Loft at Madison Square Garden” during all Arena events including Home Games (other than certain major Other Arena Events, including All-Star Games, awards shows, major college championship events, etc.) (“The Loft”).

(ii)

Licensor shall be responsible for selling and servicing Madison Club and Loft memberships and operating, maintaining and servicing the Madison Club and The Loft in accordance with the Standard. The Rangers shall receive 32.5% of all revenues collected or received by Licensor from the sale of memberships to the Madison Club and The Loft, net of taxes and credit card fees (the “Rangers Hospitality Share”). The Rangers shall reimburse Licensor for (a) the direct cost of providing complimentary food and beverage, and (b) the cost of other direct event variable labor (e.g., concierge, coat check, etc.), other than labor related to Concessions that are sold, attributable to the Madison Club and The Loft for Home Games, in each case under (a) and (b), which costs shall be consistent for all events and on a basis as determined in consultation with the Rangers. Schedule 5.03(d) sets forth the staffing levels for the Madison Club and The Loft as of the 2019-20 Season (which takes into account the services provided for the Madison Club and The Loft as of the 2019-20 Season). For all Home Games and similar (based on factors including expected attendance) Other Arena Events, Licensor shall maintain substantially similar levels of service and staffing (as set forth on Schedule 5.03(d)), provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing and accommodate the other’s reasonable requests for adjustment thereto. In the event of a No Fault Occurrence, the Rangers Hospitality Share shall be increased to 40.5%.

(iii)

To the extent that Licensor sells specialized packages that are different from those referenced in Sections 5.03(d)(i)-(ii) above, the parties shall coordinate and agree on appropriate pricing, revenue share and/or commissions. To the extent that Licensor provides members of the Madison Club and/or The Loft with limited amount of gratis Concessions (e.g., through a loaded ticket) (“Gratis Concessions”), the Parties shall coordinate and mutually agree on appropriate terms, costs and revenue allocations for such Gratis Concessions.

(iv)

All of the terms and conditions of the sale of such memberships shall be governed by separate agreements (the “Hospitality Agreements”) entered into between Licensor and the members of the Madison Club and The Loft. Licensor’s “form” Hospitality Agreements shall be subject to the prior written approval of the Rangers (not to be unreasonably withheld, conditioned or delayed) and Licensor shall not make any alterations to such form Hospitality Agreement or any executed Hospitality Agreement that materially adversely impact the Rangers without the Rangers’ prior written approval, not to be unreasonably delayed or withheld.

(e)  Sales by the Rangers. Licensor may from time to time authorize the Rangers to attempt to license or sell on Licensor’s behalf the Suites or memberships referred to in this Section 5.03. For purposes of clarity, the Parties agree that the revenue sharing referred to in this Section 5.03 shall apply whether the license or sale is consummated by Licensor, Rangers or MSG Sports’ employees; provided that, if the license or sale is of Team-only or single game Suites (as described in Section 5.03(b)(ii)) or custom Team and non-Team Suite packages (as described in Section 5.03(b)(iii)) and is consummated by the Rangers or MSG Sports, Licensor’s commission on such license or sale shall be 20% of the applicable net revenue.

(f) Settlement. Licensor shall remit to the Rangers on a monthly basis a cash payment equal to the Rangers’ share of revenues collected or received for the Suites, the Madison Club, The Loft (and any similar premium spaces developed during the Term in accordance with Section 5.04), in each case, in accordance with Section 9.06. To the extent that Licensor receives value in kind as payment for the sale of licenses or memberships to the Suites, the Madison Club or The Lofts, Licensor shall pay to the Rangers an amount based on the rate card value of such license or membership (e.g., if Licensor receives value in kind as full payment for an all-Event Suite, Licensor shall pay the Rangers the Rangers Hospitality Share of the rate card value of such Suite license). Licensor shall be responsible for the payment of all taxes and credit card fees with respect to all sales made by Licensor or its agents pursuant to this Agreement.

(g) Complimentary Suites and Usage.

(i)

The Rangers shall have the right to use without payment of a license fee one (1) Event Level Suite or a comparable suite product for each Rangers Event. Licensor shall determine the location of such Suite based on availability and sales levels and prospects, provided that the Rangers shall initially be permitted to use what is currently designated Event Level Suite 20.

(ii)

The Rangers may not license to third parties the Suite or associated tickets referred to in subsection (i), provided that it may request Licensor to attempt to license or sell such Suite or associated tickets for a particular Home Game or Home Games and/or Other Rangers Events. Any resulting revenue, net of Included F&B Packages, contracted catering credits (if any), taxes and credit card fees, will be shared by Licensor and the Rangers as if it were a single-game suite license pursuant to Section 5.03(b)(ii). Licensor may use or license such Suite or associated tickets for Other Arena Events without payment to the Rangers of the revenue share otherwise attributable to the license of Suites set forth in Section 5.03(b).

(iii)

Upon request by the Rangers, and subject to availability, Licensor shall make available, at no cost, one (1) Madison-level or Signature-level Suite on a Home Game by Home Game basis solely for use by visiting team owners, executives and their guests.

(iv)

Licensor shall have the right to use one (1) Event Level Suite for all Rangers Events and Other Arena Events without payment to the Rangers of the revenue share otherwise attributable to the license of Suites set forth in Section 5.03(b). Notwithstanding the foregoing, to the extent Licensor decides to license such Event Level Suite in whole or in part to a third party and receives a license fee therefor, the Rangers shall receive their applicable revenue share (if any) as provided in Section 5.03(b).

(v)

Unsold Suite, Madison Club and Loft Inventory. Suites and associated tickets related to the Suites, the Madison Club and the Loft that are not licensed or sold for Home Games may be used by Licensor for prospecting for Suite, Madison Club and Loft licensees. Additional unsold Suite, Madison Club and Loft inventory may be used to provide for complimentary attendance by employees of the Rangers, Licensor and their respective Affiliates or for other business relationships in accordance with each company’s complimentary ticket program. The Parties shall mutually determine how to allocate unsold suite inventory between the Parties, provided, that if the Parties cannot agree, seventy-five percent (75%) of such inventory shall be available to the Rangers for such purposes and twenty-five percent (25%) of such inventory shall be retained by Licensor for such purposes. In no event may the unused Suites or associated tickets related to Suites, Madison Club or Loft allocated under this Section 5.03(g)(v) be licensed or sold by either Party, without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), in which case the Rangers shall receive their applicable revenue share as provided in Sections 5.03(b) or 5.03(d).

(h) Suite 200. Licensor shall maintain the executive lounge currently designated “Suite 200” (or a private hospitality area of substantially similar size offering substantially similar amenities, in the same or a different location in the Arena) for the use of senior executives and their invited guests (“Suite 200”). The Rangers shall have access to Suite 200 during Home Games in a manner consistent with past practice and shall bear or reimburse Licensor for all out-of-pocket costs associated with operating Suite 200 for Home Games. Any annual increase to the aggregate costs charged to the Rangers for operating Suite 200 shall not exceed 3% without the Rangers prior written approval, not to be unreasonably withheld, conditioned or delayed. The Rangers agree that senior executives of Licensor and their invited guests shall have complimentary access to Suite 200 during Home Games on the same basis as senior executives of the Rangers and their invited guests.

Section 5.04 Future Ticket and Premium Products.

(a) Licensor, after consultation with and receipt of prior written approval from the Rangers (such approval not to be unreasonably withheld, conditioned or delayed), may develop after the Commencement Date new seating products where the ticket purchaser has the option to purchase seats for multiple event types (e.g., Home Games and Other Arena Events). If the Rangers approve such new seating products, the Rangers shall provide the required ticket inventory, and Licensor shall provide applicable amenities, at prices and other economic terms and splits to be negotiated and agreed upon by the Parties.

(b) Licensor, after consultation with and receipt of prior written approval from the Rangers, such approval not to be unreasonably withheld, conditioned or delayed, may develop after the Commencement Date new suites and/or seating products (e.g., new or altered premium spaces) where amenities additional to admission are provided to the ticket purchaser, licensor or member. In such event, allocation of capital and operating expenses, revenues and obligations shall be determined in a manner to be agreed upon.

Section 5.05 Box Office; Ticket Printing; In-Arena Ticket Sales.

(a) Box Office Operations. If Licensor generally operates a box office (including will call support) for Other Arena Events, Licensor will also operate a box office (including will call support) during reasonable business hours, and for all Rangers Events commencing at the earlier of (i) noon and (ii) the opening of the Arena doors for the applicable Rangers Events and ending no earlier than the commencement of the third period of the Rangers Events, and shall provide substantially equivalent service and staffing, with respect to the sale of tickets for Home Games and Other Rangers Events as to Other Arena Events all in a manner consistent with past practice, provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing, sales strategies and priorities and accommodate the other’s reasonable requests for adjustment thereto. At the Rangers’ request, Licensor shall share with the Rangers all Customer Data (as defined in Section 10.03) relating to the Rangers that is generated through box office operations.

(b) Full and Partial Season Ticket Packages. If requested by the Rangers, and for so long as Licensor is generally printing tickets for Other Arena Events, Licensor shall coordinate, at the Rangers’ reasonable direction, cost and expense, the printing of Tickets for full and partial season packages. The Rangers shall sell, invoice and collect all revenues from such Ticket packages, in its sole discretion. The Rangers shall be responsible for all credit card fees and other similar charges in connection with the sale of such Tickets. The Rangers shall develop any and all creative content to be included on such Tickets printed by Licensor at the Rangers’ request.

(c) Group Ticket Packages. If requested by the Rangers, and for so long as Licensor is generally printing tickets for Other Arena Events, Licensor shall coordinate, at the Rangers’ reasonable direction, cost and expense, the printing of Tickets for group packages. The Rangers shall sell, invoice and collect all revenues from such Ticket packages, in its sole discretion. The Rangers shall be responsible for all credit card fees and other similar charges in connection with the sale of such Tickets. The Rangers shall develop any and all creative content to be included on such Tickets printed by Licensor at the Rangers’ request.

(d) In-Arena Ticket Sales. During Rangers Events, the Rangers shall be permitted to have tables and kiosks on the concourse for the sole purpose of selling season (including partial) ticket and group ticket packages for the Rangers and its Affiliates. The placement of such tables and kiosks shall be reasonably determined by Licensor consistent with past practice.

Section 5.06 Ticket Agent.

(a) Ticket Agent Agreements. The Rangers shall be required to utilize and comply with the current primary and secondary ticket provider agreement(s) with Licensor’s ticket agent (the “Ticket Agent”), and any amendment, modification or replacement of the same in accordance with Section 5.06(b), (the “Ticket Agent Agreements”) for applicable Ticket transactions for Home Games and any Other Rangers Events to which tickets are sold. It is understood that a portion of any upfront or annual fees received by Licensor from the Ticket Agent during the Term shall be allocated to the Rangers on a pro rata basis on equitable terms (e.g., based on projected ticket sales for the businesses covered by the Ticket Agent Agreements). It is further understood that the Rangers may establish in its discretion, following consultation with Licensor, the level of “convenience fees” or other fees to be imposed on Tickets for Rangers Events pursuant to the Ticket Agent Agreements (“Convenience Fees”) and to retain as Rangers Ticket revenue hereunder all amounts collected in connection therewith subject to the provisions of the Ticket Agent Agreements that provide for a portion of such fees to be paid to the Ticket Agent.

(b) Amended or Replacement Ticket Agent Agreements. Licensor shall have the right to negotiate and administer any amendments to the current Ticket Agent Agreements or any replacement ticket provider agreement with a third party, provided that, (i) any portion of such amendment or replacement agreement that relates to the Rangers or Rangers Events or (ii) any renewal or extension of the current Ticket Agent Agreements or any replacement ticket provider agreement, in each case, shall be subject to the prior written approval of the Rangers. If the Rangers do not grant such approval, the Rangers may enter into its own ticket provider agreement(s), provided that the Rangers or such other ticket provider shall pay all costs needed to implement such other ticketing systems at the Arena.

(c) Access to Systems and Data. Licensor shall use commercially reasonable efforts to (i) include in its Ticket Agent Agreements an obligation to provide the Rangers with substantially similar access to relevant information about the Rangers’ customers and sales activity that resides in the Ticket Agent’s database and other system components as are provided under Licensor’s current agreement with Ticketmaster, (ii) enforce such obligation on behalf of the Rangers at the Rangers’ expense and (iii) enforce any other terms of any Ticket Agent Agreements that affect the Rangers at the Rangers’ expense; it being understood that, with respect to any agreements where the Rangers are an express party or a third party beneficiary, Licensor shall have no obligations under clauses (ii) or (iii), above.

Section 5.07 Ticket Settlement Process. Licensor shall, or shall cause Ticket Agent to, remit to the Rangers all amounts collected in connection with the sale of Tickets on a weekly basis, together with an itemized statement indicating the number and price of each Ticket sold and related fees collected.

Section 5.08 Access to Tickets.

(a) Complimentary Tickets for Home Games. Licensor shall be afforded access to a pool of complimentary tickets for Home Games throughout the Term, on the following terms:

(i)

The pool shall include (x) the four (4) tickets (lower bowl center) currently used by the Executive Chairman and CEO of The Madison Square Garden Company and (y) ten (10) additional lower-bowl tickets located in the center 100s sections or lower, or other sections as the Parties may otherwise agree, it being understood that the Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment to the number and location of the “additional” complimentary tickets described in clause (y).

(ii)

Complimentary tickets may be used by Licensor for its and its Affiliates’ employees or other business purposes but may not be resold. If such complimentary tickets will not be used, such tickets may be sold by the Rangers and the Rangers may retain all revenue therefrom.

(b) Pools of Tickets for Purchase. The Rangers shall be afforded access to purchase tickets from a pool of tickets for Other Arena Events, and Licensor shall be afforded access to purchase tickets from a pool of tickets for Home Games, in each case subject to availability. Such tickets may be used by the Rangers or Licensor (as applicable) for their Affiliates, employees or other business purposes but may not be resold. Each ticket pool shall also be subject to such other procedures, restraints and limitations as may be determined by the Party offering access. In both cases, the Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment to the number and locations of the tickets in the pool.

Section 5.10 Credentials and Passes. The Rangers may issue a reasonable number of passes to photo, press and media, staff, visiting teams, performers (e.g., dance teams and intermission performers), League personnel and any other Person, pursuant to the directions of the Rangers from time to time, permitting such selected persons free access to the Arena for Rangers Events and to specified areas of the Arena normally closed to the public; provided, however, that any such issuance is in accordance with League Rules, including, without limitation, the then-prevailing NHL Recommendations for Arena Security and Licensor’s Arena safety and security protocols.

Section 5.11 Admission to Arena. Licensor shall not grant any spectator admission to the Arena for any Rangers Event unless such spectator has acquired and displays a Ticket or other indicia of admission (e.g., a press or related pass) to such Rangers Event issued by Licensor or the Rangers (or, if applicable, the League) in accordance with this Agreement.

ARTICLE VI

CONCESSIONS

Section 6.01 F&B Concessions and Catering.

(a) Licensor shall have the exclusive right and obligation to operate and manage the sale of F&B Concessions and Catering Services during all Rangers Events in a manner reasonably calculated to maximize profits but subject to providing a positive customer experience in accordance with the Standard and subject to Schedule 6.01. The Rangers shall receive 50% of the Net Profits (as defined in Schedule 6.01) from the sale of F&B Concessions and Catering Services attributable to Rangers Events (the “Rangers F&B Concessions and Catering Share”). To the extent Licensor directly manages and conducts the sale of such F&B Concessions and Catering Services, such sales shall be provided in accordance with Schedule 6.01. In the event of a No Fault Occurrence, the Rangers F&B Concessions and Catering Share shall be increased to 58%.

(b) In the event Licensor retains a third party to provide F&B Concessions and/or Catering Services or enters into a lease, license or operating agreement for food and beverage space, in each case, in accordance with Section 6.04 the Rangers shall receive 50% of all amounts received by Licensor (including any annual payments, up-front payments, advances, back-end payments, earn-outs, guarantees, allowances, rebates, refunds, discounts or any other payments or revenues retained by Licensor or its Affiliate) attributable to Rangers Events from any such arrangement or agreement (the “Third Party F&B Share”); provided that, with respect to amounts received that cannot be specifically traced to a Rangers Event as opposed to an Other Arena Event, Licensor shall reasonably and fairly estimate the portion of the total amount that is attributable to Rangers Events (which estimate shall be subject to the review and approval of the Rangers, not to be unreasonably withheld, conditioned or delayed) and shall remit to the Rangers the Third Party F&B Share of the portion of such amount. In the event of a No Fault Occurrence, the Third Party F&B Share shall be increased to 58%.

Section 6.02 Team Merchandise.

(a) Licensor shall have the exclusive right and obligation, at its sole cost and expense, to operate and manage the sale of Team Merchandise at the Arena (excluding collectibles and game-used items) in a manner reasonably calculated to maximize revenues, but subject to providing a positive customer experience in accordance with the Standard. Schedule 6.02 sets forth the service and staffing for the sale of Team Merchandise for Regular Season Home Games as of the 2019-20 Season. Licensor shall maintain at least substantially similar levels of service and staffing for all Home Games provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing and accommodate the other’s reasonable requests for adjustment thereto. Notwithstanding anything herein to the contrary, as between the Parties, the Rangers shall have the exclusive right to sell and control the sale of Team Merchandise online and anywhere else (other than at the Arena) and retain all revenue therefrom.

(b) The Rangers shall source, purchase and own all Team Merchandise it designates for sale at the Arena and consign it to Licensor for sale. Licensor shall be responsible for reasonable storage and inventory control for Team Merchandise. The Rangers shall set the pricing of Team Merchandise. Licensor, at its sole cost, shall offer and sell Team Merchandise, and provide appropriate sales staff and supervision, at points of sale in existing and replacement in-Arena stores and other locations designated or approved by the Rangers (such approval not to be unreasonably withheld, conditioned or delayed), on Home Dates and at other times pursuant to Section 6.02(d).

(c) Licensor shall retain 30% of revenues, net of taxes and credit card fees, collected by Licensor from the sale of Team Merchandise sold at the Arena by or on behalf of Licensor and remit the remainder to the Rangers, provided that the Rangers shall retain all revenue from any collectibles or game-used items received pursuant to any third-party agreement (e.g., Fanatics). Licensor shall be responsible for the payment of all taxes and credit card fees with respect to all such sales.

(d) Licensor shall dedicate to Team Merchandise designated by the Rangers a minimum of 37.5% of the display space designated by Licensor in consultation with the Rangers (the “Team Merchandise Allocation”) in the Madison Square Garden Store located in Chase Square and other subsequent stores located within the Arena that do not require an individual to have a ticket to access such store. It is understood and agreed that the Rangers and the Knicks (to the extent that they remain affiliated entities) may allocate display space to each other on an event-by-event and day-by-day basis; for the avoidance of doubt, Licensor shall not have access to more than 25% of the display space in the Madison Square Garden Store, except as provided in subsection (e), below.

(e) Licensor and the Rangers agree that no Team Merchandise shall be required to be offered in such stores (or elsewhere in the Arena) while the Arena is being used for Other Arena Events.

(f) The Parties shall regularly coordinate and discuss with one another the appropriate relative levels and locations of display space and accommodate the other’s reasonable requests for adjustment thereto.

Section 6.03 Non-Team Merchandise. Subject to Section 6.02, Licensor shall have the exclusive right to control the operation and sale of Non-Team Merchandise at the Arena at any time. Licensor shall retain all revenue from the sale of all Non-Team Merchandise. Licensor may use up to 10% of the display space in concourses and other ticketed areas during Home Games for the sale of Non-Team Merchandise, provided that such merchandise and the locations in which it is displayed and sold shall require the approval of the Rangers, not to be unreasonably withheld, conditioned or delayed. The Parties shall regularly coordinate and discuss with one another the appropriate relative levels and locations of display space and accommodate the other’s reasonable requests for adjustment thereto.

Section 6.04 Third-Party Contracts. Licensor shall have the right to enter into a contract or contracts with one or more third parties pursuant to which such third parties shall conduct and manage the sale of some or all Concessions and/or Catering Services, provided that Licensor shall be required to obtain the prior written approval of the Rangers, not to be unreasonably withheld, conditioned or delayed, for service providers that (i) do not or will not provide similar services during Other Arena Events or (ii) will conduct or manage the sale of a majority of F&B Concessions or Team Merchandise. Notwithstanding the foregoing, Licensor shall reasonably consult with the Rangers regarding the terms of any proposed agreement with any third party that shall conduct or manage the sale of a majority of F&B Concessions or Team Merchandise.

Section 6.05 Operation on a Fair Basis; Standard of Service. Licensor shall operate, or contract with a third party for the operation of, Concessions and/or Catering Services on a basis that is fair to both Licensor and the Rangers and equivalent for Rangers Events and Other Arena Events. The quality of the service provided for Rangers Events shall be consistent with the Standard.

Section 6.06 Settlement. Licensor shall, or shall cause any third party conducting and managing the sale of Concessions and/or Catering Services to, remit to the Rangers all amounts from the sale of Concessions and/or Catering Services that the Rangers are entitled to under this ARTICLE VI in accordance with Section 9.06.

ARTICLE VII

SIGNAGE AND SPONSORSHIPS

Section 7.01 Definitions.

“Arena Game Shared Sponsorship Assets” means Advertising (including digital and fixed signage) visible or audible inside the Arena during Home Games and Other Arena Events, but expressly excluding Team Sponsorship Assets, and Arena Naming Rights, which includes, without limitation, (a) bridge signage and entitlements, (b) vomitorium signage, (c) GardenVision underbelly and other fixed signage and Advertising on fixtures and equipment, (d) Advertising at concession areas and on Concession Items, (e) Advertising worn or carried by concessionaire personnel or other personnel engaged in the operation of Arena events and (f) naming rights and other entitlements of the lobby, concourses, suite levels, clubs and all other spaces in the Arena. For avoidance of doubt, Arena Game Shared Sponsorship Assets shall not include any Advertising (i) outside of the building entrances to the Arena (e.g., marquee spots or signage, outdoor digital board Advertising, breezeway signage or banners, Arena rooftop signage, etc.) which is not visible or audible inside the Arena bowl and sold to be visible or audible by seated Arena patrons, which Licensor shall have the exclusive right to sell and retain all revenue from or (ii) that is a Team Sponsorship Asset, which the Rangers shall have the exclusive right to sell and retain all revenue from in accordance with Section 7.02, whether or not such Advertising may also be visible or audible inside the Arena during Other Arena Events.

“Arena Naming Rights” means the right of a sponsor to have its brand integrated into the name of the Arena, e.g., the “J.P. Morgan Madison Square Garden”.

“In-Bowl Variable Advertising” means Advertising and other visual signage appearing on, and other audio airing through or in connection with, (a) in-Arena electronic scoreboards, telescreens and any other message boards, (b) in-Arena LED Signage, (c) any part of the Arena spectator bowl through projection technology, augmented reality and/or virtual reality, and (d) Arena audio or visual public address Advertising.

“Non-Team Sponsorship Assets” means Advertising controlled by Licensor to the extent that it creates no direct association with the Team, other than Team Sponsorship Assets, Arena Naming Rights and Arena Game Shared Sponsorship Assets.

“Rinkside Advertising” means electronic, virtual, and static Advertising displayed at Rangers Events that appears inside the Arena spectator bowl on: (a) seat back sleeves and other signage within the teams’ bench areas (e.g., sports drink-branded coolers, cups, squeeze bottles, and towels); (b) on or under the ice; (c) on dasherboards and plexiglass surrounding the ice hockey rink; (d) any moving or movable items (e.g., shovels, brooms and other ice-cleaning equipment, an indoor blimp/drone, t-shirt machines, the Zamboni ice machine); (e) within the penalty box; (f) between the team benches; (g) presentation of the “Rangers Blue Crew” (or other pep squad); (h) seat back sleeves in stands that are present for Home Games or Other Rangers Events only; (i) any other Advertising provided under and subject to the NHL’s “Line of Sight Guidelines” and any other applicable League Rules; and (j) any other equipment, fixtures and items used by the Rangers in the vicinity of the ice hockey rink not already covered in the definition of Team Sponsorship Assets.

“Sponsorship Sales and Service Representation Agreement” means the agreement between Licensor’s affiliate, MSG Entertainment Group, LLC (“MSGE”) and the Rangers, entered into approximately contemporaneously herewith, whereby the Rangers authorizes MSGE to enter into sponsorship agreements that include Team Sponsorship Assets.

“Team Sponsorship Allocation Agreement” means the agreement between MSGE and MSG Sports, entered into approximately contemporaneously herewith, whereby MSG Sports agrees to deliver certain Team Sponsorship Assets in connection with certain current sponsorship agreements, and MSGE agrees to allocate and pay to the Rangers certain amounts with respect to such agreements.

“Team Sponsorship Assets” means, with respect to the Rangers or Rangers Events only (in each case, including within three (3) hours before, during and within two (2) hours after each Rangers Event), (a) Rinkside Advertising; (b) In-Bowl Variable Advertising; (c) Advertising on Team programs, schedules, yearbooks and tickets; (d) GardenVision underbelly and other fixed signage and Advertising on fixtures and equipment; (e) Advertising relating to the player introduction tunnel (connecting locker room area to rink); (f) Advertising relating to Team game day contests and promotions (e.g., bobblehead night, hat night, puck-night, etc.); (g) Advertising that has been sold specifically with respect to only the Team (e.g., temporary Arena bowl stair signage present only for Rangers Events); (h) concourse activations (i) Advertising relating to the Team and visiting team player locker rooms, training rooms and interview rooms; (j) the exhibition and promotion of products and services at the Arena (e.g., kiosks and special areas in the concourse) during Rangers Events or on any date in which a Rangers Event is scheduled to the extent pertaining to any Rangers Event (but excluding food and beverage and merchandise otherwise covered by this Agreement); (k) promotional or premium item give-aways at Rangers Events; (l) such other Advertising and sponsorship assets as currently exist or may later be developed that are Team- or Rangers Event-specific; and (m) for the avoidance of doubt, all other advertising, sponsorship and promotional activity relating to the Team that is not related to the Arena (including advertising on Team uniforms, broadcasts, websites, mobile applications and social media platforms).

Section 7.02 Team Sponsorship Assets.

(a) Subject to subsections (b)-(e) of this Section 7.02, the Rangers shall have the exclusive right to sell and retain all revenue from, and shall be responsible for all direct out of pocket costs and expenses related to, the operation and sale of Team Sponsorship Assets, including the right to enter into category-exclusive sponsorship agreements with respect to Team Sponsorship Assets. Notwithstanding the foregoing, Licensor shall have the right to (i) alter digital signage platforms at any time (e.g., elimination of LED ring) at Licensor’s sole cost and expense, subject to reasonable advance consultation with the Rangers and provided that if such alterations would eliminate or materially alter any Team Sponsorship Assets contained in any agreement under which the Rangers provide or are committed to provide Team Sponsorship Assets as of the date of such alteration, Licensor will provide to the Rangers a replacement asset of equal or greater value (A) reasonably acceptable to the Rangers and (B) if such replacement is not permitted under such agreement, acceptable to the sponsor party to such agreement and (ii) (x) approve, in its sole discretion, any permanent affixed signage in the Arena by the Rangers or (y) approve, such approval not to be unreasonably withheld, conditioned or delayed, any temporary affixed signage by the Rangers on (1) the Arena bowl stairs, (2) level 7 (currently referred to as the “Lexus Level”) or (3) the bridge level (currently referred to as the “Chase Bridges”) (clauses (1), (2) and (3) collectively, the “Restricted Signage Areas”); provided that (A) subject to 7.02(e), temporary banners and the like shall not require Licensor approval and (B) if at any time during the Term, Licensor includes, sells or permits any temporary signage (including digital or programmable signage) in the Restricted Signage Areas during Other Arena Events or otherwise, the Rangers shall have the right to include, sell or permit the same type of temporary signage in such Restricted Signage Areas in connection with Rangers Events without Licensor approval (and, for the avoidance of doubt, any such signage shall be considered Team Sponsorship Assets). For the avoidance of doubt, any concourse, lobby or similar activations shall be subject to Sections 4.06(a) and 4.06(b). Licensor shall provide and maintain the in-Arena signage, assets and other elements associated with Team Sponsorship Assets (to the extent in the control of Licensor) in accordance with the Standard.

(b) The Parties acknowledge and agree that their rights and obligations under this Section 7.02 shall be subject and subordinate to the Sponsorship Sales and Service Representation Agreement and the Team Sponsorship Allocation Agreement (collectively, the “Arena Agency Agreements”), as of the Effective Date and throughout the respective terms of such agreements. Pursuant to such Arena Agency Agreements, the Rangers shall be (i) required to provide Team Sponsorship Assets inventory committed to, and to comply with promotional category exclusivities granted to, certain Licensor sponsors (“Joint Sponsors”) in accordance with such Joint Sponsors’ respective agreements (each, a “Joint Sponsorship Agreement”) with Licensor and (ii) entitled to certain allocations of revenue received by Licensor pursuant to such agreements; each of (i) and (ii) as set forth in more detail in the Team Sponsorship Allocation Agreement.

(c) Subject to League Rules, the name and logo of any Arena Naming Rights partner or “Marquee”-level sponsor shall be exhibited on Team’s home playing surface near Team’s center-ice logo at the Arena (with 100% of the allocable revenue therefrom delivered to the Rangers).

(d) The Parties shall meet and confer regularly (contemplated to be no less frequently than once per calendar quarter) to discuss in good faith opportunities to maximize the collective value of their sponsorships by combining the sales of Team Sponsorship Assets, Arena Game Shared Sponsorship Assets and/or Non-Team Sponsorship Assets.

(e) Notwithstanding anything to the contrary contained herein, in no event shall the Rangers cover or interfere with any Arena Game Sponsorship Assets with any temporary, virtual or any other type of signage. Notwithstanding anything to the contrary contained herein, in no event shall Licensor cover or interfere with any Team Sponsorship Assets with any temporary, virtual or any other type of signage.

Section 7.03 Arena Game Shared Sponsorship Assets. Licensor shall have the exclusive right to sell all Arena Game Shared Sponsorship Assets, provided that Licensor shall not, without the Rangers’ prior written approval, (a) enter into any agreement that includes any Team Sponsorship Assets or (b) enter into any agreement or modify any arena inventory or signage existing as of the date hereof if such agreement or modification would reasonably be expected to (i) cause a breach under any agreement that includes Team Sponsorship Assets, (ii) eliminate, or substantially impair (i.e. effectively eliminate all or most of the value of) any physical Team

Sponsorship Assets in the Arena or (iii) limit or restrict the Rangers’ ability to include Team Sponsorship Assets in any exclusive or non-exclusive advertising or sponsorship agreements, in each case under clauses (i), (ii) or (iii), unless Licensor provides to the Rangers a replacement asset of equal or greater value (A) reasonably acceptable to the Rangers and (B) if such replacement is not permitted under such agreement, acceptable to the sponsor party to such agreement. The Rangers shall not enter into any agreement (and has not as of the Effective Date) that contains Arena Game Shared Sponsorship Assets or would cause a breach under any agreement that includes Arena Game Shared Sponsorship Assets without Licensor’s prior written approval. The Rangers shall be entitled to (i) 22.5% of net revenue from the sale of Arena Game Shared Sponsorship Assets (the “Rangers Arena Game Sponsorships Share”), i.e., gross revenue therefrom less any of the following paid by Licensor: taxes and applicable fees; and actual out-of-pocket costs for signage fabrication, installation and removal costs; provided that, if (a) an Arena Game Shared Sponsorship Asset is not visible, audible or otherwise present during substantially all Other Arena Events, (b) an Arena Game Shared Sponsorship Asset is not visible, audible or otherwise present for a similar length of time during Other Arena Events and Rangers Events, or (c) such Arena Game Shared Sponsorship Assets does not include substantially all Rangers Events, then, in each instance, the revenues shall be proportionally allocated to each event included in such agreement, in a reasonable manner and as mutually agreed by Licensor and the Rangers, and the Rangers shall receive the appropriate proportional amount of revenues attributable to the Rangers Events (e.g., treatment of the JP Morgan Club, as currently operated). In the event of a No Fault Occurrence, the Rangers Arena Game Shared Sponsorships Share shall be increased to 30.5% (and in the case of any proportional allocation of revenues pursuant to the proviso in the foregoing sentence, the Parties will agree on an appropriate increase in favor of the Rangers to such allocation).

Section 7.04 Non-Team Sponsorship Assets. The Rangers shall have no rights whatsoever with respect to Non-Team Sponsorship Assets.

Section 7.05 Arena Naming Rights. The Rangers shall be entitled to 17.5% of revenue from the sale of any Arena Naming Rights, excluding any amounts already allocable to the Rangers pursuant to the terms of this Agreement or otherwise.

Section 7.06 Other Revenue. The Parties shall discuss in good faith the allocation of other Advertising income, revenues and fees derived from operations at the Arena that are not otherwise provided herein, to the extent attributable to Rangers Events.

Section 7.07 Signage and Sponsorship Settlement Process. Licensor shall remit to the Rangers a cash payment equal to all amounts collected or received from the sale of Arena Game Shared Sponsorship Assets and Arena Naming Rights that the Rangers are entitled to under this ARTICLE VII in accordance with Section 9.06.

ARTICLE VIII

BROADCASTING

Section 8.01 Broadcast Rights and Facilities.

(a) As between the Parties, the Rangers shall own and control all rights with respect to the broadcasts and telecasts of each Rangers Event by any means whatsoever (including, without limitation, radio; over the air, pay-per-view, and basic and pay cable television; and streaming and other forms of electronic and digital media now known or hereafter created) (the “Broadcast Rights”) and shall retain all revenues in connection with such Broadcast Rights. The Rangers may not authorize or purport to authorize their media rightsholder to include in telecasts or broadcasts of Home Games any “virtual signage” in the Restricted Signage Areas without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the foregoing sentence shall not apply to (i) any virtual signage being used as of the 2019-20 Season (i.e., one (1) position on the glass at each end of the ice and one (1) position between the benches) without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed or (ii) any League telecasts or broadcasts (including, without limitation, any national and international telecasts or broadcasts) or any visiting team telecasts or broadcasts, with respect to which the Rangers and Licensor each reserve all rights.

(b) Licensor shall ensure that the press areas, broadcast areas, playing surfaces, Team Areas and Common Areas continue to be wired or otherwise equipped throughout the Term for the production of such broadcasts and telecasts in accordance with League Rules.

(c) Licensor shall cooperate with the Rangers and provide access for the producers of such broadcasts and telecasts to such truck loading docks, camera positions, and other Arena facilities reasonably required for the production of such broadcasts and telecasts in accordance with League Rules, at the Rangers’ or its broadcaster’s expense. Subject to League Rules, Licensor shall cooperate with and provide access for broadcast and telecast producers acting on behalf of all other duly authorized parties (e.g., opposing teams and the NHL) at such games.

(d) Notwithstanding the foregoing, Licensor retains the right to assign and reassign facilities, locations and spaces for the conduct of broadcasting in a manner consistent with League Rules; provided that Licensor will consult with the Rangers prior to any proposed changes to the locations and spaces for the conduct of broadcasting during Home Games. For example, and without limiting the previous sentence, Licensor is not obligated to continue to provide the rinkside studio, or the studio facilities on the bridge level, in their current locations.

Section 8.02 Broadcast Renovations. At the Rangers’ written request, Licensor shall make such alterations to the Arena’s broadcast facilities and equipment as are reasonably necessary to comply with League Rules, and any broadcast agreements between the Rangers and/or the League and a broadcaster, provided that the Rangers shall be responsible for any upfront and continuing costs related to such alterations.

ARTICLE IX

LICENSOR SERVICES

Section 9.01 General Services. During the Term, Licensor, at its sole cost and expense (except as otherwise expressly provided herein), shall provide the following services, to and for the benefit of the Rangers (and the Arena generally), each in accordance with the Standard (“General Services”), provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels and quality of staffing, equipment and service and accommodate the other’s reasonable requests for adjustment thereto.

(a) Heating, ventilation, and air-conditioning.

(b) Subject to unavailability due to causes beyond Licensor’s reasonable control, utilities, including electricity, gas, steam, chilled water, hot and cold water, lighting, sewer, Wi-Fi (or comparable data delivery pipeline or service) service accessible to Rangers employees and patrons during Rangers Events, telephone and intercommunications equipment, elevators, and escalators.

(c) Lighting equipment and apparatus, including as may be required by League Rules.

(d) Maintenance and repair of the Arena and all of its components in compliance with all applicable governmental laws, ordinances, and regulations and in clean and good condition, subject to ordinary wear and tear, subject to the Rangers’ obligation to pay for maintenance and repairs necessitated by Rangers Misuse.

(e) Twenty-four (24) hour per day, year-round protection and security of the Arena and all its facilities (including Team Areas), and all property of the Rangers and Rangers personnel located in the Arena.

(f) Reasonable grounds maintenance and snow and ice removal, including, but not limited to, keeping sidewalks and other areas immediately surrounding the Arena in compliance with all applicable governmental laws, ordinances, and regulations and reasonably free of snow, ice, debris, dirt, litter, and trash.

(g) Box office services in accordance with Section 5.05(a).

(h) Repair and maintenance, in each case in accordance with League Rules, of the playing surfaces and related equipment (including the ice surface, Zambonis, goals, dasherboards, and glass), and all back-up equipment and to the Rangers’ reasonable satisfaction in accordance with League Rules, all such costs to be borne or reimbursed by the Rangers, except to the extent repair or replacement is necessitated by the negligence of Licensor or its agents or other parties permitted by Licensor to use the foregoing (e.g., college teams using hockey rink), or required by League Rules.

(i) Without limiting the generality of Section 9.01(h), the Parties agree that Licensor shall own and maintain the “ice plant” and “ice floor” and related equipment supporting the operation of the ice rink but that the Rangers shall bear or reimburse Licensor for the cost of the labor, supplies and equipment required for such operation, including for cleaning the pipes and other ice-system elements and for purchasing and recycling the brine used in the ice system.

(j) All other services and functions needed to operate, repair and maintain the Arena in accordance with the Standard, including pest control and obtaining and maintaining all necessary licenses and permits.

(k) Without limiting any of the foregoing, Licensor shall operate, maintain and improve the Arena in accordance with the Standard at all times throughout the Term.

Section 9.02 Game Day Services. In addition to the General Services provided pursuant to Section 9.01, Licensor shall provide to and for the benefit of the Rangers, the following day-of-game services on the dates of all Rangers Events, each in accordance with the Standard (“Game Day Services”), for which the Rangers shall reimburse Licensor’s actual out-of-pocket operating cost (except as otherwise provided in this Agreement (e.g., operation of Suites, Advertising, Concessions and General Services)) without markup or overhead, as the same may be adjusted pursuant to Section 9.04:

(a) Set-up of playing surfaces for the Rangers’ use on Home Dates (and for Other Rangers Events), by or before the time required in Section 4.02(a), in accordance with League Rules, and subject to the Rangers’ reasonable satisfaction.

(b) Operating in-house broadcast production facilities in the Arena in accordance with Article VIII (currently known as “GardenVision”) at a level consistent with past practice, it being understood that the Rangers maintain exclusive rights and remain responsible for providing the direction and production of all game presentation elements.

(c) Operating the Arena during and cleaning up the Arena after, a Home Game and Other Rangers Events, including the following event-specific personnel and their successors in name or function: security personnel, building security personnel, street patrol personnel (including supervisors), paid NYPD detail, anti-bomb canines and handlers, ushers, ticket takers, concourse “Directors,” elevator operators, restroom attendants, event office administrators, guest experience representatives, guest service supervisors, security supervisors, concourse supervisors, concourse managers, laborers/utility workers, carpenters, electricians, custodial porters, telecommunications technicians, spotlight operators and stagehands (as required based on the production elements for such Home Game or Other Rangers Event), and other necessary labor and third-party services, including overnight labor and supervisors, medical and emergency services staff or contractors and rubbish removal, all in a manner consistent with past practice, but not including game officials, referees, or timekeepers. The Rangers shall only be responsible for the costs relating to the foregoing personnel to the extent allocable to Rangers Events.

(d) If requested by the Rangers, Game Day box office personnel incremental to the staffing provided as General Services pursuant to Section 9.01(g) in a manner consistent with past practice.

(e) Any additional services reasonably requested by the Rangers in writing and approved by Licensor, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) With respect to all Game Day Services, all costs charged to the Rangers shall be nondiscriminatory and consistent with rates incurred by Licensor for all other events at the Arena.

Section 9.03 Delta Club and JP Morgan Club. During Rangers Events, the Rangers shall be permitted to provide certain ticketholders (subject to physical capacity constraints) with access to (a) the club currently known as the Delta Sky 360 Club and (b) the club currently known as the JP Morgan Club (collectively, the “VIP Clubs”). Ticketholders who have access to the VIP Clubs shall be entitled to a certain amount of complimentary food and beverage. The Rangers shall have the sole discretion in determining the price charged to ticketholders for access to, as well as the menu offered in, the VIP Clubs, and shall retain all revenues therefrom. Licensor shall operate the VIP Clubs in accordance with the Standard (the “VIP Club Services”), for which the Rangers shall reimburse Licensor’s actual cost, without markup or overhead, attributable to such Rangers Events.

Section 9.04 Staffing Levels for Certain Services.

(a) Schedule 9.04 sets forth the staffing levels for Game Day Services, VIP Club Services and Suite 200 for Home Games as of the 2019-20 Season. Licensor shall maintain substantially similar levels of staffing for all Home Games, provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of staffing and accommodate the other’s reasonable requests for adjustment thereto. Licensor shall be responsible for retaining, managing and supervising all personnel in Licensor’s provision of the General Services, Game Day Services, VIP Club Services and Suite 200. Licensor shall use reasonable efforts to accommodate the Rangers’ reasonable requests with respect to the provision of all Game Day Services.

(b) Licensor shall not do or fail to do anything that will result in or will cause the Arena not being reasonably fit or otherwise available for use for Home Games in accordance with the League Rules as and when required to enable the Rangers to comply with its obligations under this Agreement.

Section 9.05 Budgeting and Estimates.

(a) Following reasonable consultation with the Rangers, Licensor shall provide the Rangers with reasonably detailed annual estimates of revenues and expenses by month and Home Game (the “Annual Budget”) related to Game Day Services, VIP Club Services, Suite 200 and any other revenues to be recouped and expenses to be paid by the Rangers under this Agreement (such costs and expenses, collectively, the “Rangers Costs”). The Annual Budget shall be provided at such times as may be reasonably required by the Rangers in accordance with the Rangers’ reasonable budgeting and forecasting processes. Upon receipt of the Annual Budget, the Rangers shall have a period of fifteen (15) days to review each estimate and forecast, and identify any objections it has to the Annual Budget. The Rangers and Licensor will then negotiate for a period of fifteen (15) days regarding any disagreements in respect of the Annual Budget. Subject to Section 9.05(b) below, if the Rangers and Licensor are unable to agree with respect to a particular cost within an Annual Budget within such period, the corresponding line item from the most recent approved Annual Budget will control with respect to such line item until such time, if any, that the Rangers and Licensor agree on such proposed line item; provided, that: (1) if such line item in the Annual Budget did not appear in the corresponding most recent approved Annual Budget, then Licensor shall not be entitled to payment or reimbursement for expenses in such line item and Licensor shall have no obligation to provide such product or service until the proposed line item is approved by the Rangers (not to be unreasonably withheld, conditioned or delayed); and (2) if such line item appeared in the prior Annual Budget, then Licensor shall be entitled to payment or reimbursement in an amount not to exceed the applicable line item of the prior approved Annual Budget multiplied by 104%. The Annual Budget for the 2019-20 Contract Year is attached hereto.

(b)  Notwithstanding the foregoing, the Rangers agree that it shall have no approval rights over (i) any collectively bargained labor or employment costs or collectively bargained work rates, (ii) any staff or service that is deemed by Licensor, in its reasonable discretion, as necessary to the safety and/or security of any Rangers Event(s) or (iii) costs of goods for any Product purchased from an unaffiliated third party.

(c) The Rangers Costs shall be consistent with the costs incurred for Other Arena Events, it being understood that costs will differ based on the nature and need of the events and circumstances outside of the reasonable control of Licensor (e.g., Force Majeure). The amount payable by the Rangers to Licensor for Game Day Services and VIP Club Services shall be determined on a monthly basis in accordance with Section 9.06. The Rangers’ consent shall be required for any deviation from the approved Annual Budget and, without such approval, the Rangers shall not be responsible for any costs or expenses in excess of such line items in the approved Annual Budget.

Section 9.06 Settlement.

(a)

Not later than the fifteenth (15th) day of each calendar month, Licensor shall provide the Rangers a report (“Monthly Report”) calculating (i) each item of revenue (including any deductions therefrom) that is shared with or allocated or payable to the Rangers in accordance with this Agreement with respect to the immediately preceding calendar month and (ii) each item of cost or expense incurred by Licensor during the immediately preceding calendar month for which Licensor is entitled to payment or reimbursement (in whole or in part) from the Rangers in accordance with this Agreement (clauses (i) and (ii) collectively, the “Applicable Amounts”). Each Monthly Report shall include a reasonable amount of detail describing each of the Applicable Amounts and copies of ledgers, invoices or other reasonable evidence of each of the Applicable Amounts. Each Monthly Report delivered by Licensor to the Rangers shall set forth for each Joint Sponsorship Agreement during such Monthly Period, (x) the Revenues under such Joint Sponsorship Agreement allocated to the Rangers, on the one hand, and Licensor, on the other hand and (y) the Team entitlements (including Team Sponsorship Assets, Tickets, ticket banks, etc. provided to such Joint Sponsor) and Arena entitlements (including Non-Team Sponsorship Assets, Arena Game Shared Sponsorship Assets, Suites, etc. provided to such Joint Sponsor) contributed and their respective rate card values or fair market value (as applicable) under such Joint Sponsorship Agreement. Licensor shall pay the Rangers the net amount payable under each Monthly Report on or prior to the fifteenth (15th) day of each calendar month (i.e., the date in which the related Monthly Report is required to be provided to the Rangers).

(b)

Notwithstanding payment of the net amount under a Monthly Report, the Rangers may reasonably request additional information regarding such Monthly Report and the Licensor agrees to provide such additional information. The Rangers may dispute any amount in any Monthly Report, except for the License Fee and the percentage of the Rangers’ Tax Share (e.g., 50%). The Parties shall promptly confer to resolve any such areas of disagreement, and each Party shall be entitled to refer any disagreement that cannot be resolved to the Accounting Firm in accordance with Section 9.06(c). Notwithstanding the foregoing, the acceptance of a Monthly Report (or any portion thereof) and the payment of any amounts in accordance therewith shall be without prejudice to the Rangers’ rights to subsequently dispute any Applicable Amounts (including pursuant to Section 9.06(c) and Section 20.17). Licensor shall pay the Rangers any disputed amounts that it is determined to owe in a Monthly Report within five (5) business days after the dispute is resolved by the Parties or by the Accounting Firm in accordance with Section 9.06(c).

(c)

Notwithstanding Section 20.06, in the event of a dispute between the Parties with respect to the determination of any Applicable Amounts, the Parties shall refer such disputed matters set forth in Sections 9.06(a) and 9.06(b) to a mutually agreed upon national independent accounting firm (the “Accounting Firm”), and the Parties shall cooperate with the Accounting Firm to enable such Accounting Firm to resolve the dispute as promptly as practicable. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. In the absence of manifest error, the resolution of disputed items by the Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable. The costs and expenses of the Accounting Firm incurred pursuant to this Section 9.06 shall be borne by the Rangers, on the one hand, and the Licensor, on the other hand, in proportion to the allocation by the Accounting Firm of the net dollar amount of disputed matters, such that the prevailing party (or parties) pay a lesser proportion (or none, as applicable) of such costs and expenses.

(d)

Licensor will use commercially reasonable efforts to maximize any revenues that are contractually payable to the Rangers hereunder, including using commercially reasonable efforts to collect such revenues. Notwithstanding anything herein to the contrary, if any revenue payable to a Party by an Affiliate of such Party is subject to sharing with the other Party hereunder (including, for example, pursuant to Section 5.03(c)), such revenue shall be deemed “collected” by the Party to whom it is payable on the earlier of (i) the date on which such revenue is actually collected and (ii) the date on which such revenue is payable pursuant to the terms of the applicable contract or other arrangement.

Section 9.07 Provision of Licensor Services.

(a) Licensor shall have the right to delegate, subcontract, or sublicense to a third party, including Licensor’s Affiliates, the provision of Licensor Services and no such delegation, subcontract or sublicense shall relieve Licensor of any of its obligations hereunder; provided that Licensor shall be required to obtain consent of the Rangers (not to be unreasonably withheld, conditioned or delayed) in connection with the delegation, subcontracting, or sublicensing of Licensor Services to any third party service providers that (i) do not or will not provide similar services during Other Arena Events or (ii) will provide, conduct or manage the majority of a particular material Licensor Service. Subject to the preceding sentence, Licensor shall make the final decision regarding the selection of any such third party.

(b) Licensor shall make reasonable efforts to minimize interference with the Rangers’ use of the Arena, and in no event shall Licensor materially interfere with the Rangers’ ability to conduct or broadcast Rangers Events or materially reduce or interfere with the Rangers’ permitted use of the Arena or ingress thereto or egress therefrom, subject to Licensor’s Arena safety and security protocols in accordance with Section 4.06(b).

(c) For clarity, as between Licensor and the Rangers, the Rangers shall have the right to fully control all Home Game entertainment and hockey operations (including scoreboard and audio operations), with assistance from Licensor’s production staff through the applicable General Services and/or Game Day Services.

ARTICLE X

PROMOTION; TRADEMARKS; DATA OWNERSHIP

Section 10.01 Promotional Outlets.

(a) In-Game Promotion. The Rangers shall provide in the Rangers’ game-night communications outlets (e.g., GardenVision features, announcements, in-crowd appearances, etc.), reasonable promotion of Other Arena Events, Licensor’s and its Affiliates’ other events, venues, charities and businesses and overall promotion for Licensor and its Affiliates (“Licensor Promotion”).

(b) Broadcast Promotion. Licensor shall be permitted to use a portion of the in-game commercial spots, in-game announcer drop-ins and “run-of-schedule” commercial spots made available to Team pursuant to its Media Rights Agreement with MSG Networks for purposes of Licensor Promotion.

(c) Licensor Promotional Outlets. The Rangers shall have the sole rights and be solely responsible for, all publicity, public relations, and promotional campaigns for Rangers Events. Notwithstanding the foregoing, to the extent of available inventory and with no out-of-pocket cost to Licensor, Licensor shall include reasonable promotion of the Team and its Rangers Events on the Arena’s marketing and communication outlets, including Licensor’s and its Affiliates’ websites and applications; in-arena signage; the digital marquee facing Seventh Avenue and other Arena exterior digital and non-digital signage.

(d) At the commencement of the Term, Licensor’s use of the Rangers’ in-game and broadcast promotional outlets set forth in subparagraphs (a) and (b), and the Rangers’ use of the Licensor promotional outlets (the “Rangers’ Promotional Use”) set forth in subparagraph (c), shall each be generally consistent with the allocations set forth on Schedule 10.01, provided that the Parties shall regularly coordinate and discuss with one another their desired promotional efforts, inventory availability and needs and shall accommodate the other’s reasonable requests for adjustment to the number and type of assets (including newly-developed assets) to which the other shall have access, and the manner in which they are used. It is understood and agreed that, to the extent that they remain affiliated entities, the Rangers and the Knicks may share the promotional assets granted to them pursuant to their respective license agreements with Licensor.

Section 10.02 Trademark Licenses.

(a) The Rangers hereby grant to Licensor for the Term a non-exclusive royalty-free license to use all Team-related intellectual property owned or licensed by the Rangers, including but not limited to images, likenesses, service marks, tradenames and trademarks (the “Rangers IP”), for the purposes of (i) promoting the Arena as the home arena of the Team, (ii) operating the Arena, and (iii) providing the Licensor Services. In all instances Licensor’s use of such Rangers IP shall be in accordance with League Rules. Licensor is solely responsible for clearing any third-party rights that may be used in connection with the Rangers IP. Licensor shall not have any right to sublicense, or seek or receive any payments from third parties specifically for the use of, the Rangers IP, except in accordance with ARTICLE VII, it being understood that the license granted hereunder shall include the right for Licensor to promote the Arena as the home arena of the Team in places and in a manner that may also incorporate in an incidental manner promotion of Licensor’s marketing partners and sponsors (including, without limitation, use in connection with the Rangers IP any overall Arena marketing partner(s) “lock-up logo” or naming rights, sponsored Licensor web pages and upcoming events promotions, etc.) so long as no association is created between the Rangers and any third party, except in accordance with League Rules.

(b) The Rangers shall be required and permitted to reference the Arena as their home venue on all material promoting the Team and ticket sales. In connection therewith, Licensor and its Affiliates hereby grant to the Rangers a non-exclusive royalty-free license to use the trademarks “MADISON SQUARE GARDEN,” “MSG,” “THE WORLD’S MOST FAMOUS ARENA” and related logos solely for such promotional purposes.

(c) The Parties shall mutually agree on an appropriate approval process regarding the use of the other Party’s intellectual property in order to maintain quality control standards.

Section 10.03 Customer Data. As between the Parties, ownership and access to data relating to customers and prospective customers shall be governed as follows:

(a) Team-Owned Data. Any and all customer data and information (including contact information and any other personally identifiable information) (“Customer Data”) generated,

developed or collected solely in connection with the sale or marketing of tickets for Home Games and Other Rangers Events and the sale of single-night or multiple-date Suites for Home Games and Other Rangers Events shall, as between the Parties, be owned by the Rangers.

(b) Licensor-Owned Data. Customer Data generated, developed or collected solely in connection with Licensor’s sale or marketing of (i) non-Team related tickets; (ii) Suites other than Suites for Home Games and Other Rangers Events only; and (iii) memberships to the Madison Club, The Loft and any similar product shall, as between the Parties, be owned by Licensor.

(c) Jointly-Owned Data. Customer Data generated, developed or collected in connection with the sale or marketing of any ticket or hospitality product (other than those set forth in subsections (a) and (b) of this Section 10.03) that includes admission to Home Games and Other Arena Events shall be owned jointly by the Parties.

(d) Data Use and Sharing. Each Party shall, to the fullest extent permitted by law and its privacy policy, share their owned Customer Data with the other Party for use by the other Party and their affiliates, subject to the prior approval in each case by the Customer Data-owning Party, such approval not to be unreasonably withheld or delayed, provided, that any sale or licensing to a third party of Customer Data owned by the other Party is subject to the prior written consent of the Customer Data-owning Party in their sole discretion. Each Party shall use commercially reasonable efforts to ensure that all Customer Data is collected in such a manner that it may be shared with the other Party under this Section 10.03 and applicable law. For purposes of clarity, the Party that is the owner of Customer Data pursuant to this Section 10.03 or otherwise may use such data for any and all purposes, including the sale or licensing of such data to third parties, subject to compliance with applicable law and such Party’s privacy policy.

(e) Confidentiality and Data Protection.

(i)

The Parties agree to establish appropriate safeguards to protect the confidentiality of shared Customer Data and to prevent unauthorized use, disclosure or access. Specifically, each Party shall implement and maintain an information security management policy with standards that are no less rigorous than accepted industry practices, comply with all applicable laws to protect the Customer Data from unauthorized access, destruction, use, modification, or disclosure, and comply with the provisions of this Agreement. At a minimum, each Party shall implement physical, technical, and administrative information safeguards that provide for: (a) protection of business facilities, paper files, servers, computing equipment, including all mobile devices and other equipment with information storage capability, and backup systems containing Customer Data; (b) network, application (including databases), and platform security; (c) business systems designed to optimize security; (d) secure, encrypted transmission and secure, encrypted storage of Customer Data; (e) a minimum of two factor authentication and access control mechanisms; and (f) personnel security, including background checks on all such personnel, use of unique, robust passwords, and annual training on how to comply with a Party’s physical, technical, and administrative information security safeguards. Each Party shall regularly test and monitor the effectiveness of their security practices and procedures relating to the Customer Data, and will evaluate and adjust their information security program in light of the results of the testing and monitoring, any material changes to their operations or business arrangements, or any other circumstances that a Party knows or reasonably should know may have a material effect on their information security program.

(ii)

As of and following the Effective Date, each Party (the “Affected Party”) shall provide immediate written notice to the other Party upon discovery or notification (either of the foregoing, “Discovery”) of any (i) unauthorized or unlawful access to, or acquisition, use or disclosure of, Customer Data or (ii) event which, after Discovery, would lead a reasonable person to conclude that there was, or likely was, unauthorized or unlawful access to, or acquisition, use or disclosure of, Customer Data (either of the foregoing, a “Data Breach”). Such notice shall include (and be supplemented in writing to the other Party on an ongoing basis as reasonably requested by the other Party), to the extent known by the Affected Party and reasonably relevant to such breach: (i) the general circumstances and extent of any Data Breach or intrusion into the Affected Party’s systems that are used to protect, store, process or use Customer Data; (ii) the types and volume of Customer Data involved in the Data Breach; (iii) the Affected Party’s plans for corrective actions to respond to the Data Breach; (iv) the identities of all individuals whose Customer Data was or may have been affected by the Data Breach; (v) steps taken to secure Customer Data and preserve information for any necessary investigation; and (vi) any other related information reasonably requested by the other Party.

(iii)

The Affected Party shall, at its own expense, reasonably cooperate with the other Party in connection with any notice to third parties of such Data Breach and any other remediation efforts required by applicable law. Without limiting the foregoing, the Affected Party shall, at its own expense, promptly reimburse the other Party for all costs and expenses (including legal fees) reasonably incurred by the other Party in connection with the Data Breach, including without limitation costs and expenses (including legal fees) reasonably incurred in connection with any notices to third parties or other remediation efforts required by applicable law. Neither Party will name the other in any press release or other public disclosure without prior written approval, except to the extent required by applicable law.

(iv)	The Affected Party shall use commercially reasonable efforts to detect, respond to and contain vulnerabilities, activities and other circumstances that caused or gave rise to the Data Breach as promptly as reasonably practicable after Discovery and in accordance with industry standards, the provisions of this Agreement and applicable law. Without limiting the foregoing, the Affected Party shall promptly take commercially reasonable corrective actions, and will reasonably cooperate with the other Party in reasonable and lawful efforts to prevent, eradicate, mitigate and rectify such Data Breach.

(v)

The Affected Party shall, at its own expense, reasonably cooperate with the other Party in investigating and responding to each Data Breach, including by (i) providing information and responding to inquiries and (ii) obtaining copies of information, data and records, in each case as reasonably requested by the other Party.

(f) To the extent permitted by applicable law and each Party’s respective privacy policy, the Parties shall also share with each other the results of fan and guest surveys, focus groups, etc. to the extent the information relates to guests’ experiences in connection with Home Games (including customer service, quality of Concessions, cleanliness, game presentation, arriving and departing, etc.).

ARTICLE XI

EXCLUSIVITY COVENANT

Section 11.01 Covenant. Notwithstanding anything to the contrary contained in this Agreement, including Section 20.10 with respect to League Rules, the Rangers hereby agree during the Term that the Team shall not play any Home Games in any location other than the Arena, except as provided in ARTICLE XII or Section 20.01. Notwithstanding anything to the contrary contained in this Agreement, the Rangers agree to fully comply with the obligations undertaken by its predecessor Madison Square Garden Center, Inc. under the Property Tax Exemption Agreement as the owner of the Team. Licensor agrees to fully comply and cause full compliance with all other obligations undertaken by its predecessor Madison Square Garden Center, Inc. under the Property Tax Exemption Agreement.

ARTICLE XII

CASUALTY AND CONDEMNATION

Section 12.01 Termination or Restoration Due to Condemnation.

(a) In the event that title to all or substantially all of the Arena or the right of Licensor to occupy or possess all or substantially all of the Arena shall be taken by Condemnation (a “Total Taking”), Licensor shall provide prompt notice of such Total Taking to the Rangers, and, except in the case of a Temporary Taking, this Agreement shall terminate and be of no further force upon the earlier of (i) the date when the possession of all or such substantial portion of the Arena or right so taken shall be required for such use or purpose or (b) the effective date of the Total Taking.

(b) In the event of a Condemnation other than a Total Taking, this Agreement shall continue in full force and effect; provided, however, that if any such Condemnation results in an Untenantable Condition (including for this purpose a Temporary Taking that results in an Untenantable Condition for a period in excess of (i) 24 months, or (ii) in the case of any such Temporary Taking that occurs during the last five (5) Contract Years of the Term, 12 months) then each Party shall have the right, in its sole discretion, to terminate this Agreement by notice to the other given within 30 days after the date of the Rangers’ receipt of the Estimate (as defined in Section 12.05(a)) with respect to such Condemnation, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination; provided further, however, that neither Party shall have such termination right if (x) the then applicable legal requirements, zoning laws, building regulations and other governmental or quasi-governmental ordinances, rules or regulations (collectively, “Governmental Rules”) do not prohibit or materially restrict the performance of the Condemnation Restoration Work (as defined in Section 12.01(c)), (y) the Estimated Date (as defined in Section 12.05(a)) with respect to such Condemnation shall be a date that occurs on or before the date that is (i) 30 months after the date of such Condemnation, or (ii) in the case of any such Condemnation that occurs during the last five (5) Contract Years of the Term, 12 months after the date of such Condemnation and (z) the remaining portions of the Arena can be restored in a manner as shall satisfy the requirements of the definition of Condemnation Restoration Work. Further, and notwithstanding anything to the contrary contained in the foregoing, if the Estimated Restoration Cost with respect to such Condemnation exceeds 30% of the full replacement value of the portions of the Arena that are not subject to such Condemnation, then Licensor shall have the right, in its sole discretion, to terminate this Agreement by notice to the Rangers given within 90 days after the date of the Rangers’ receipt of the Estimate with respect to such Condemnation, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If either Party terminates this Agreement as provided in this Section 12.01(b), then such termination shall be effective on the date specified in such Party’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term

(c) If neither party has the right to terminate this Agreement, or if neither party shall timely elect to terminate this Agreement, as provided in paragraph (b) above, Licensor shall, at its sole cost and expense, commence as soon as reasonably practicable and with reasonable diligence proceed to perform the work (the “Condemnation Restoration Work”) to and repair and restore the part of the Arena not taken to an architecturally complete unit and, to the extent commercially practicable, to substantially its former condition, as and to the extent necessary to remedy the Untenantable Condition, using materials, equipment and construction techniques which are common at the time of such Condemnation and with such changes as may be required by then applicable Governmental Rules or that Licensor may otherwise deem appropriate in each case, in a manner consistent with and as necessary to maintain the Standard; it being agreed, however, that Licensor shall be required to obtain the prior written consent of the Rangers to any changes that are not required by then applicable Governmental Rules and that could materially adversely impact the Rangers’ rights or obligations under this Agreement. Licensor shall (i) keep the Rangers reasonably apprised of the progress and the estimated date of completion of the Condemnation

Restoration Work, and (ii) provide such information as may be reasonably requested by the Rangers from time to time with respect to the progress of such Condemnation Restoration Work. Licensor shall use commercially reasonable efforts (which shall not require Licensor to employ overtime labor or otherwise incur overtime charges) to substantially complete such Condemnation Restoration Work as soon as commercially practicable, but in all events, on or before the Condemnation Outside Date (as defined in Section 12.01(d)) applicable to such Condemnation (it being agreed that the Rangers’ sole remedy on account of Licensor’s failure to substantially complete such Condemnation Restoration Work shall be the rights of the Rangers to terminate this Agreement as provided in paragraphs 12.01(d) and 12.05(b)(iv) below). The Condemnation Restoration Work shall not include the repair and restoration of any of the trade fixtures, personal property or equipment of the Rangers (all of which the Rangers shall repair and restore at its sole cost and expense).

(d) Notwithstanding anything to the contrary contained herein, the Rangers shall have the right to terminate this Agreement (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) if the Condemnation Restoration Work required as a result of such Condemnation is not substantially completed by the Condemnation Outside Date applicable to such Condemnation (as such Condemnation Outside Date is postponed pursuant to the below provisions of this Section 12.01(d)), which right may be exercised by the Rangers upon written notice to Licensor given within thirty (30) days after such applicable Condemnation Outside Date but before the substantial completion of the Condemnation Restoration Work; provided, however, that if a Final Revised Estimated Date for such Condemnation shall have been determined pursuant to Section 12.05(b) below, then the Rangers shall have the right to terminate this Agreement pursuant to this Section 12.01(d) (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) only if the Condemnation Restoration Work is not substantially completed by the later to occur of the Condemnation Outside Date applicable to such Condemnation (as such Condemnation Outside Date is postponed pursuant to the below provisions of this Section 12.01(d)) and such Final Revised Estimated Date, which right may be exercised by the Rangers upon written notice to Licensor given within thirty (30) days after the later to occur of such Condemnation Outside Date and such Final Revised Estimated Date, but before the substantial completion of the Condemnation Restoration Work. If Licensor has not completed the Condemnation Restoration Work prior to the date that is 30 days after the giving of such notice by the Rangers (which date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such date shall be postponed due to events of Force Majeure is an additional 90 days)), then this Agreement shall be terminated automatically effective as of such date, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. For all purposes hereof, the “Condemnation Outside Date” applicable to any Condemnation shall be determined as follows:

(w) If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur on or prior to the 180th day after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional 90 days).

(x) If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur during the period commencing on the 181st day after the date of such Condemnation and ending on the 365th day after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional 180 days).

(y) If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur during the period commencing on the 366th day after the date of such Condemnation and ending on the 540th day after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional 240 days).

(z) If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur on or after the 541st day following the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional 365 days).

Section 12.02 Termination or Restoration Due to Casualty.

(a) If all or any material portion of the Arena is damaged or destroyed by Casualty such that an Untenantable Condition exists (each, a “Total Casualty”), and the Estimate with respect to such Casualty delivered pursuant to Section 12.05 below indicates that the Casualty Restoration

Work (defined below) would not reasonably be expected to be substantially completed (i) within 24 months after the occurrence of such Casualty, or (ii) in the case of any Casualty that occurs during the last five (5) Contract Years of the Term, within 12 months after the occurrence of such Casualty, then the Rangers shall have the right to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If the Rangers wish to exercise such right of termination, it shall do so by notice to Licensor given not later than the date that is thirty (30) days after the date of the Estimate with respect to such Casualty under Section 12.05.

(b) In the event there shall occur a Total Casualty and (i) Licensor is prohibited or materially restricted by then applicable Governmental Rules from performing the Casualty Restoration Work, or (ii) the Estimate with respect to such Casualty indicates that the Casualty Restoration Work would not reasonably be expected to be substantially completed (x) within 24 months after the occurrence of such Casualty, or (y) in the case of any Casualty that occurs during the last five (5) Contract Years of the Term, within 12 months after the occurrence of such Casualty, or (iii) the Estimated Restoration Cost with respect to such Casualty exceeds 30% of the full replacement value of the Arena immediately prior to such Casualty, then, and in any of such events, Licensor shall have the right, in its sole discretion, to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If Licensor wishes to exercise such right of termination, it shall do so by notice to the Rangers given not later than the date that is thirty (30) days after the date of the Estimate with respect to such Casualty under Section 12.05. If either Party terminates this Agreement as provided in this Section 12.02(b) or in Section 12.02(a) above, then such termination shall be effective on the date specified in such Party’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term

(c) In the event of a Casualty with respect to which neither party has the right to terminate this Agreement, or neither party timely elects to terminate this Agreement, pursuant to paragraphs (a) or (b) above, Licensor shall, at its sole cost and expense, commence as soon as reasonably practicable and with reasonable diligence proceed to perform the work (the “Casualty Restoration Work”) to repair and restore the Arena to substantially its former condition, as and to the extent necessary to remedy the Untenantable Condition, using materials, equipment and construction techniques which are common at the time of such Casualty and with such changes as may be required by then applicable Governmental Rules or that Licensor may deem appropriate, in each case, in a manner consistent with and as necessary to maintain the Standard; it being agreed, however, that Licensor shall be required to obtain the prior written consent of the Rangers to any changes that are not required by then applicable Governmental Rules and that could materially adversely impact the Rangers’ rights or obligations under this Agreement. Licensor shall (i) keep the Rangers reasonably apprised of the progress and the estimated date of completion of the Casualty Restoration Work, and (ii) provide such information as may be reasonably requested by the Rangers from time to time with respect to the progress of the Casualty Restoration Work. Licensor shall use commercially reasonable efforts (which shall not require Licensor to employ overtime labor or otherwise incur overtime charges) to substantially complete such Casualty Restoration Work as soon as commercially practicable, but in all events, on or before the Casualty

Outside Date (as defined in Section 12.02(d)) applicable to such Casualty (it being agreed that the Rangers’ sole remedy on account of Licensor’s failure to substantially complete such Casualty Restoration Work shall be the rights of the Rangers to terminate this Agreement as provided in Section 12.02(d) and 12.05(b)(iv) below). The Casualty Restoration Work shall not include the repair and restoration of any of the trade fixtures, personal property or equipment of the Rangers (all of which the Rangers shall repair and restore at its sole cost and expense).

(d) Notwithstanding anything to the contrary contained herein, the Rangers shall have the right to terminate this Agreement (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) if the Casualty Restoration Work required as a result of such Casualty shall not be substantially completed by the Casualty Outside Date applicable to such Casualty (as such Casualty Outside Date is postponed pursuant to the below provisions of this Section 12.02(d)), which right may be exercised by the Rangers upon written notice to Licensor given within thirty (30) days after such applicable Casualty Outside Date but before the substantial completion of the Casualty Restoration Work; provided, however, that if a Final Revised Estimated Date for such Casualty shall have been determined pursuant to Section 12.05(b) below, then the Rangers shall have the right to terminate this Agreement pursuant to this Section 12.02(d) (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) only if the Casualty Restoration Work is not substantially completed by the later to occur of the Casualty Outside Date applicable to such Casualty (as such Casualty Outside Date is postponed pursuant to the below provisions of this Section 12.02(d)) and such Final Revised Estimated Date for such Casualty, which right may be exercised by the Rangers upon written notice to Licensor given within thirty (30) days after the later to occur of such Casualty Outside Date and such Final Revised Estimated Date but before the substantial completion of the Casualty Restoration Work. If Licensor has not completed the Casualty Restoration Work prior to the date that is 30 days after the giving of such notice by the Rangers (which date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such date shall be postponed due to events of Force Majeure is an additional 90 days)), then this Agreement shall be terminated automatically effective as of such date, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. For all purposes hereof, the “Casualty Outside Date” applicable to any Casualty shall be determined as follows:

(w) If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur on or prior to the 180th day after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional 90 days).

(x) If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur during the period commencing on the 181st day after the date of such Casualty and ending on the 365th day after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional 180 days).

(y) If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur during the period commencing on the 366th day after the date of such Casualty and ending on the 540th day after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional 240 days).

(z) If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur on or after the 541st day following the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is 90 days following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Rangers, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional 365 days).

Section 12.03 Condemnation Proceeding and Awards. Upon commencement of any Condemnation action or proceeding, Licensor and the Rangers shall cooperate with each other, and provide each other with such information and assistance, as each shall reasonably request in connection therewith. Licensor and the Rangers each shall have the right, at its own expense, to appear and to participate in any and all hearings, trials and appeals relating thereto even if this Agreement has been terminated. Subject to the other provisions of this Section 12.03, in any Condemnation (x) the Rangers shall have the right to assert a claim against the condemning authority for, and receive from the condemning authority, all Condemnation Awards for, (i) any damage to the Rangers’ business or any loss in value of any of the rights granted to the Rangers under this Agreement (if applicable, as if this Agreement had not been terminated), (ii) the value of any of the Rangers’ personal property (tangible or intangible) taken or damaged as result of the Condemnation, (iii) any relocation costs of the Rangers’ business, and (iv) any other damages to which the Rangers may be entitled under any applicable law, ordinance, order or regulation, and (y) Licensor shall have the right to assert a claim against the condemning authority for, and receive from the condemning authority, all Condemnation Awards for, (i) the loss in value of its ownership of and rights in and to the Arena and its other property (tangible and intangible), (ii) any damage to, or relocation costs of, Licensor’s business, and (iii) any other damages to which Licensor may be entitled under any applicable law, ordinance, order or regulation. The Parties shall request that all Condemnation Awards be specifically allocated by the applicable condemning authority (it being agreed that Licensor may direct that any such awards allocated to Licensor be paid to any Superior Interest Holder designated by Licensor for such purpose). If any Condemnation Award is not specifically allocated between the Parties by the applicable condemning authority, the Condemnation Award shall be equitably allocated and distributed to Licensor and the Rangers in such manner as the Parties shall mutually agree.

Section 12.04 Temporary Taking. If the whole or any part of the Arena or the right of Licensor to occupy or possess the whole or any part of the Arena shall be taken in any Condemnation for a temporary use or occupancy not to exceed an aggregate of 24 months, or in the case of any such Condemnation that occurs during the last five (5) Contract Years of the Term, one (1) year (a “Temporary Taking”), the Term shall not be reduced, extended or affected in any way, and neither Licensor nor the Rangers shall be relieved of its obligations under this Agreement, except that (a) the Rangers shall have the right to make a claim against the condemning authority for, and receive from the condemning authority and retain, an award of any damages sustained by the Rangers as a result of such Temporary Taking, and (b) the Rangers’ obligation to pay the License Fee shall be abated during periods that the Arena is unavailable to the Rangers for the playing of Home Games in accordance with the terms and conditions of this Agreement.

Section 12.05 Inability to Timely Restore; Estimate of Time and Cost to Restore.

(a) The determination of the estimated time and costs that are reasonably expected to be necessary to perform and substantially complete any Condemnation Restoration Work or any Casualty Restoration Work shall be made by an independent architect or construction manager that is experienced in arena construction projects, well-regarded in the industry and selected by Licensor and reasonably approved by the Rangers. In the event of any Condemnation or Casualty resulting in an Untenantable Condition, Licensor shall furnish to the Rangers an estimate (the “Estimate”), prepared and certified by such independent architect or construction manager (the “Estimator”) of (i) the estimated date (the “Estimated Date”) by which the Condemnation Restoration Work or Casualty Restoration Work, as the case may be, will be substantially completed and (ii) the estimated cost (the “Estimated Restoration Cost”) to perform the Condemnation Restoration Work or Casualty Restoration Work, as the case may be. Licensor shall use commercially reasonable efforts to cause such independent architect or construction manager to make its determination as soon as reasonably practicable (and, in the case of a Casualty, no later than sixty (60) days after the date of such Casualty) and will deliver the Estimate to the Rangers promptly upon Licensor’s receipt thereof.

(b) (i) If, during the performance of the Condemnation Restoration Work or the Casualty Restoration Work required as a result of any Condemnation or Casualty, the Rangers reasonably believe that the substantial completion of such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, will not, absent extraordinary efforts that Licensor does not agree (if not already obligated to take pursuant to this Agreement), be achieved by the applicable Condemnation Outside Date or applicable Casualty Outside Date therefor (as such Condemnation Outside Date or such Casualty Outside Date may have theretofore been postponed pursuant to the provisions of Section 12.01(d) or Section 12.02(d) above, respectively), then the Rangers, by notice given to Licensor and the Estimator, shall have the right (not to be exercised more than once in any six (6) month period) with respect to such Condemnation or such Casualty to request that the Estimator determine the estimated date (the “Revised Estimated Date”) by which such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, is then reasonably expected to be substantially completed.

(ii) If the Rangers give such notice pursuant to Section 12.05(b)(i) above, then Licensor, within ten (10) business days after its receipt of such notice, shall have the right to submit to the Rangers and to the Estimator a notice that (x) sets forth any information that Licensor reasonably believes is relevant to the determination of the Revised Estimated Date and/or (y) indicates the measures that Licensor intends and agrees to implement in an effort to cause the substantial completion of such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, to be achieved by the applicable Condemnation Outside Date or the applicable Casualty Outside Date (as such Condemnation Outside Date or such Casualty Outside Date may have theretofore been postponed pursuant to the provisions of Section 12.01(d) or Section 12.02(d) above, respectively). Within ten (10) business days after the Rangers’ receipt of Licensor’s notice (or, if Licensor does not give such notice, within twenty (20) business days after Licensor’s receipt of the Rangers notice given pursuant to Section 12.05(b)(i) above), the Rangers shall have the right to submit to Licensor and the Estimator a notice that sets forth any information that the Rangers reasonably believes is relevant to the determination of the Revised Estimated Date. In determining the Revised Estimated Date, the Estimator shall take into consideration all information and measures set forth in any notices provided by the Parties pursuant to the two immediately preceding sentences, as well as all other relevant factors. Licensor shall use commercially reasonable efforts to cause the Estimator to make its determination of the Revised Estimated Date as soon as reasonably practicable after receipt of the Rangers’ notice given pursuant to Section 12.05(b)(i) above and the notices which each Party is entitled to deliver pursuant to this Section 12.05(b)(ii), and Licensor shall deliver such determination of the Revised Estimated Date to the Rangers promptly upon Licensor’s receipt thereof.

(iii) Each Party shall have the option (the “Review Option”), exercised by notice given to the other within ten (10) business days after Licensor delivers to the Rangers the Estimator’s determination of the Revised Estimated Date, to require that the Estimator’s determination of the Revised Estimated Date be reviewed by another independent architect or construction manager that is experienced in arena construction projects, well-regarded in the industry and mutually selected by the Parties (the “Second Estimator”). If the Parties are unable to mutually select the Second Estimator within ten (10) business days after the giving of a notice exercising the Review Option, then either Licensor or the Rangers, by giving ten (10) days’ notice to the other, shall have the right to request that the presiding judge of the lowest level court of general jurisdiction for the district in which the Arena is located select the Second Estimator. Licensor shall use commercially reasonable efforts to cause the Second Estimator, as soon as reasonably practicable after the selection thereof, to (x) review the Estimator’s determination of the Revised Estimated Date, (y) make its own determination of the Revised Estimated Date (which determination shall be made in accordance with the provisions of Section 12.05 (b)(ii) above) and (z) deliver to Licensor written notice indicating whether the Second Estimator agrees with the determination of the Estimator and, if not, setting forth the Second Estimator’s determination of the Revised Estimated Date. For all purposes of this Agreement, the “Final Revised Estimated Date” shall mean either (a) the Revised Estimated Date determined by the Estimator, if neither Party timely exercises the Review Option or if a Party exercises the Review Option and the Second Estimator agrees with the Estimator’s determination of the Revised Estimated Date; or (b) the Revised Estimated Date determined by the Second Estimator, if a Party exercises the Review Option and the Second Estimator disagrees with the Estimator’s determination of the Revised Estimated Date and therefore issues its own determination of the Revised Estimated Date. Licensor shall deliver the Second Estimator’s written notice to the Rangers promptly upon Licensor’s receipt thereof. The fees and expenses of the Estimator and the Second Estimator for the exercise set forth in this Section 12.05(b)(iii) and in Section 12.05(b)(ii) above shall be borne equally by Licensor and the Rangers.

(iv) If the Final Revised Estimated Date with respect to any Condemnation or Casualty is later than the date that is 365 days after the applicable Condemnation Outside Date or applicable Casualty Outside Date therefor (each of which, for purposes of this paragraph (iv), shall be deemed to be such applicable Condemnation Outside Date or such applicable Casualty Outside as postponed by the maximum number of days by which same may be postponed due to events of Force Majeure pursuant to Section 12.01(d) or Section 12.02(d) above, respectively), then the Rangers shall have the right to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If the Rangers wish to exercise such right of termination, then it shall do so by notice to Licensor given not later than the date that is sixty (60) days after the date on which the Final Revised Estimated Date is determined (it being agreed that the Final Revised Estimated Date shall be deemed determined either as of the date on which the Parties’ right to exercise the Review Option shall have lapsed or, if a Party timely exercises the Review Option, as of the date on which the Second Estimator’s notice of determination is given to the Rangers). If the Rangers terminate this Agreement as provided in this Section 12.05(b)(iv), then such termination shall be effective on the date specified in the Knick’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term.

Section 12.06 Replacement Arena; Rent Abatement. In the event of the occurrence of a Condemnation or Casualty that results in an Untenantable Condition but does not result in termination of this Agreement, the Rangers, during the continuance of such Untenantable Condition, shall have the right to use an alternate site for Rangers Events while the Arena is being restored, provided such use fully complies with the requirements of Paragraph 6 of the Property Tax Exemption Agreement, and the Rangers’ obligation to pay the License Fee shall be abated during such periods in accordance with Section 20.01.

Section 12.07 Intention of the Parties. The provisions of this Article XII shall be deemed an express agreement governing any case of the Arena or any portion thereof becoming untenantable or unfit for occupancy, and Section 227 of the Real Property Law of the State of New York, providing for such contingency in the absence of an express agreement, and any other legal requirements of like import, now or hereafter in force, shall have no application in such case and are expressly waived by the Parties.

ARTICLE XIII

INDEMNIFICATION

Section 13.01  General Indemnification.

(a) To the extent permitted by applicable law, Licensor and the Rangers shall indemnify, defend and hold harmless the other and its current and future Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, liability, loss, damages (whether actual, incidental, consequential, punitive or otherwise), judgments, settlement expenses, cost and expenses whatsoever, including court costs, reasonable attorneys’ fees and related disbursements, with regard to any action, cause of action or claim of any nature (each, a “Loss”), in any way arising out of or related to (i) the indemnifying Party’s acts or omissions in or about the Arena (except to the extent solely caused by the indemnified Party’s negligence or misconduct); (ii) the indemnifying Party’s failure to fulfill any duty or obligation hereunder or to comply with applicable law or the obligations applicable to the indemnifying Party in the ADA Consent Decree; or (iii) the indemnifying Party’s breach of any representations, warranties or covenants contained in this Agreement. Each Party’s indemnity hereunder shall include the acts and omissions of its contractors, licensees, agents and employees.

(b) Without limiting the provisions of Subparagraph 13.01(a), Licensor and the Rangers indemnify the other party for any damage to the property (whether in or about the Arena) of the other party caused by the acts or omissions of the indemnifying party’s contractors, licensees, agents, employees and invitees, limited however (for purposes of clarity), in the case of the Rangers, to Rangers Misuse. All repairs to the damaged property of Licensor shall be made by firm(s) designated by Licensor.

(c) While the Parties are Affiliates, Sections 13.01(a) and 13.01(b) shall not restrict the Parties’ access to the League’s leaguewide insurance policies, to the extent they would otherwise be covered by the terms of such policies.

Section 13.02  Notice of Claims and Rights to Defend and Settle Claims. The indemnified Party agrees to serve the indemnifying Party with prompt written notice of any claims which could give rise to the indemnifying Party’s indemnity hereunder, and the indemnifying Party and its insurance carrier(s) shall have the right to defend such claims with counsel of their choosing. The indemnified Party shall not settle any claim without the indemnifying Party’s (or its insurer’s) prior written consent, not to be unreasonably withheld or delayed.

ARTICLE XIV

INSURANCE AND SUBROGATION

Section 14.01  Rangers Insurance Coverage. The Rangers shall, from and after the Commencement Date, maintain at its expense in force the following insurance:

(a) Property insurance for the full one hundred percent (100%) of replacement cost of all of the Rangers’ equipment, improvements, and betterments owned by the Rangers, literary or musical material, and all other properties and materials owned, rented or brought onto the premises by the Rangers. Coverage shall be on an All Risk of physical loss or damage basis;

(b) Commercial general liability insurance covering against bodily injury and property damage having a limit of not less than $1,000,000 for each occurrence and a limit of not less than $5,000,000 in the aggregate for each occurrence. Coverages shall be in accordance with the ISO form or equivalent. Such insurance shall include, but not be limited to, contractual liability, premises operations, products, completed operations, personal injury, advertising injury, bodily injury and property damage;

(c) Liquor liability insurance coverage having limits of not less than $1,000,000 for each common cause and in the aggregate;

(d) Automobile liability insurance coverage for bodily injury and property damage with a combined single limit of no less than $1,000,000;

(e) Employer’s liability insurance with the following minimum limits: bodily injury by accident - $1,000,000 each accident; bodily injury by disease - $1,000,000 policy limit and $1,000,000 each employee;

(f) Umbrella or excess liability coverage, following the terms, conditions, and extensions of coverages, to apply over and above the primary coverages in subsections (b), (c), (d), and (e), in an amount not less than $200,000,000 in the aggregate;

(g) Statutory worker’s compensation coverage;

(h) Employment practices liability insurance with minimum limits of $10,000,000 per claim;

(i) Media liability policy with limits of no less than $5,000,000 per claim/$5,000,000 aggregate; and

(j) Disability insurance as required by the State of New York.

The insurance referred to in this Section 14.01, with the exception of property insurance, employment practices liability insurance, worker’s compensation and employer’s liability coverage, shall name Licensor and its Affiliates and mortgagees, and each of their respective directors, officers, employees, agents, successors and assigns, as additional insureds for claims arising in connection with Rangers’ operations. Licensor shall also have the right to require the Rangers, from time to time, to increase the scope and limits of any insurance coverage required to be carried herein, so long as such increase is commercially reasonable under the circumstances.

Section 14.02  Rangers Insurance Requirements.

(a) The Rangers shall, at its own expense, obtain and maintain during the Term and if written on a claims made basis for three (3) years thereafter, policies of insurance as required herein written by an insurance carrier(s) reasonably acceptable to Licensor that is authorized to do business in the State of New York, rated A-VII or better in the most current edition of A.M. Best’s Insurance Report (or if such report shall cease to be published, such comparable rating system as reasonably determined by Licensor), and with deductible and self-insurance retention amounts that are not in excess of amounts which are commercially reasonable under the circumstances (except that in the event that any maximum deductible or self-insurance retention amounts are mandated either by law, such mandated maximum amounts shall not be exceeded regardless of whether higher amounts may be commercially reasonable under the circumstances). All liability insurance policies must provide Cross Liability coverage (separation of insureds or severability of interest provisions). Further, coverage for the additional insureds shall apply on a primary and non-contributory basis irrespective of any other insurance maintained by the additional insureds, whether collectible or not, for claims arising in connection with the Rangers’ operations. Policies written on a claims made basis shall be maintained for a period of at least three (3) years after termination of the Term. The insurance requirements set forth will in no way modify, reduce, or limit the indemnification herein made by the Rangers. Receipt of a certificate of insurance, endorsement or policy of insurance which is more restrictive than the contracted for insurance shall not be construed as a waiver or modification of the insurance requirements above or an implied agreement to modify same, nor is any verbal agreement to modify same permissible or binding.

(b) In the event of cancellation of any policies with respect to non-payment of any premium or premiums, the Rangers shall provide at least ten (10) days advance written notice of same to the Licensor.

(c) In the event that Licensor is in receipt of such notice of non-payment and/or cancellation, Licensor shall have the right, but not the obligation, to pay for any commercially reasonable costs and expenses which shall be required to maintain or reinstate such insurance, and to charge the Rangers for any and all expenses incurred in connection therewith.

Section 14.03  Rangers Certificates of Insurance. The Rangers shall provide Licensor with appropriate evidence of insurance setting forth the required coverages not later than ten (10) days prior to the date on which such coverage is required to be obtained hereunder. For each consecutive year, the Rangers shall provide appropriate evidence of insurance no later than ten (10) days before the policies are required to be renewed.

Section 14.04  Rangers Waiver of Subrogation. The Rangers shall include in each of their policies insuring against (a) loss, damage or destruction by fire or any other peril covering any property owned, borrowed, or in the Rangers’ care, custody, or control, or (b) injuries to any employee or agent of the Rangers, a waiver of the insurance carriers’ rights of subrogation against Licensor. If such waiver is unobtainable from any of the Rangers’ insurance carriers, the Rangers shall obtain (i) an express agreement that such policy shall not be invalidated if the Rangers waive or had waived the right of recovery against Licensor, or (ii) any other form of permission of release of Licensor.

Section 14.05  Licensor Insurance Coverage. Licensor shall, from and after the Commencement Date, maintain at its expense in force the following minimum insurance:

(a)  Property insurance for the replacement cost of the Arena, including all equipment, improvements and betterments owned by Licensor. Coverage shall be on an All Risk of physical loss or damage basis, including losses arising out of a terrorism event;

(b) Employer’s liability insurance with the following minimum limits: bodily injury by accident - $1,000,000 each accident; bodily injury by disease - $1,000,000 policy limit and $1,000,000 each employee;

(c) Statutory worker’s compensation coverage;

(d) Disability insurance as required by the State of New York;

(e) Commercial general liability insurance covering against bodily injury and property damage having a limit of not less than $1,000,000 for each occurrence and a limit of not less than $5,000,000 in the aggregate for each occurrence. Coverages shall be in accordance with the ISO form or equivalent. Such insurance shall include, but not be limited to, contractual liability, premises operations, products, completed operations, personal injury, advertising injury, bodily injury and property damage;

(f) Liquor liability insurance coverage having limits of not less than $1,000,000 for each common cause and in the aggregate;

(g) Automobile liability insurance coverage for bodily injury and property damage with a combined single limit of no less than $1,000,000;

(h) Umbrella or excess liability coverage, following the terms, conditions, and extensions of coverages, to apply over the employer’s liability coverage in subsection (b) and above the primary coverages (e), (f) and (g), in an amount not less than $200,000,000 in the aggregate;

(i) Employment practices liability insurance with minimum limits of $10,000,000;

(j) Media liability policy with limits of no less than $5,000,000 per claim/$5,000,000 aggregate.

The liability insurance referred to in this Section 14.05, in paragraphs (e) and (h), shall include the Rangers and its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns, as additional insureds for claims arising in connection with Licensor’s operations. However, the insurance referred to in this Section 14.05 will be in excess of any insurance purchased and maintained by the Rangers. The Rangers shall also have the right to require Licensor, from time to time, to increase the scope and limits of any insurance coverage required to be carried herein, so long as such increase is commercially reasonable under the circumstances.

Section 14.06 Licensor Insurance Requirements.

(a) Licensor shall, at its own expense, obtain and maintain during the Term and if written on a claims made basis for three (3) years thereafter, policies of insurance as required herein written by an insurance carrier(s) reasonably acceptable to the Rangers that are authorized to do business in the State of New York, rated A VII or better in the most current edition of A.M. Best’s Insurance Report (or if such report shall cease to be published, such comparable rating system as reasonably determined by the Rangers), and with deductible and self-insurance retention amounts that are not in excess of amounts which are commercially reasonable under the circumstances (except that in the event that any maximum deductible or self-insurance retention amounts are mandated either by law, such mandated maximum amounts shall not be exceeded regardless of whether higher amounts may be commercially reasonable under the circumstances). All liability insurance policies must provide Cross Liability coverage (separation of insureds or severability of interest provisions). Policies written on a claims made basis shall be maintained for a period of three (3) years after termination of the Term. The insurance requirements set forth will in no way modify, reduce, or limit the indemnification herein made by Licensor. Receipt of a certificate of insurance, endorsement or policy of insurance which is more restrictive than the contracted for insurance shall not be construed as a waiver or modification of the insurance requirements above or an implied agreement to modify same, nor is any verbal agreement to modify same permissible or binding.

(b) In the event of cancellation of any policies with respect to non-payment of any premium or premiums, Licensor shall provide at least ten (10) days advance written notice of same to the Rangers.

(c) In the event that the Rangers are in receipt of such notice of non-payment and/or cancellation, the Rangers shall have the right, but not the obligation, to pay for any commercially reasonable costs and expenses which shall be required to maintain or reinstate such insurance, and to charge Licensor for any and all expenses incurred in connection therewith.

Section 14.07  Licensor Certificates of Insurance. Licensor shall provide the Rangers with appropriate evidence of insurance setting forth the required coverages not later than ten (10) days prior to the date on which such coverage is required to be obtained hereunder. For each consecutive year, Licensor shall provide appropriate evidence of insurance no later than ten (10) days before the policies are required to be renewed.

Section 14.08  Licensor Waiver of Subrogation. Licensor shall include in each of its policies insuring against (a) loss, damage or destruction by fire or any other peril covering any owned property or (b) injuries to any employee or agent of Licensor, a waiver of the insurance carriers’ rights of subrogation against the Rangers. If such waiver is unobtainable from any of

Licensor’s insurance carriers, Licensor shall obtain (i) an express agreement that such policy shall not be invalidated if Licensor waives or had waived the right of recovery against the Rangers, or (ii) any other form of permission of release of the Rangers.

ARTICLE XV

WORK STOPPAGE

Section 15.01  Impact on License Fee. If, during any NHL season, any previously scheduled Home Game is cancelled as a result of a strike, work stoppage, lockout, or other suspension or cancellation of NHL play arising out of a labor dispute involving NHL players or referees, or any other League-related labor or other dispute (each a “Work Stoppage”), there shall be no reduction in the License Fee; provided, however, that, upon any such cancellation, Licensor shall use commercially reasonable efforts to hold the Arena out for relicense on such Home Date, and in the event that Licensor relicenses the Arena on such Home Date during the time of the previously scheduled Home Game, Licensor will refund to the Rangers the lesser of (i) fifty percent (50%) of any net contribution attributable to the relicense of the Arena and (ii) the pro rata portion of the annual License Fee attributable to such Home Date (i.e. 1/44th of the License Fee if there had been 41 home games and 3 preseason games scheduled) (the “Work Stoppage Abatement”). If, during any season in which the Rangers receive a Work Stoppage Abatement, any previously scheduled Home Games are cancelled as a result of a Work Stoppage and subsequently rescheduled, any Work Stoppage Abatement received by the Rangers shall be reduced by an amount equal to the Work Stoppage Abatement, divided by the number of Home Games that were cancelled and multiplied by the number of Home Games that were subsequently rescheduled.

Section 15.02 Treatment of Refunds or Credits. Any refunds or credits granted to Licensor’s suite or other licensees, sponsors, advertisers or other third parties (including any concessionaire or service provider) that relates to the Work Stoppage shall be determined in Licensor’s reasonable discretion, but may not exceed the Team’s allocable share of such revenue for a full-season work stoppage (pro rata for a partial-season work stoppage) (“Maximum Credit or Refund”). Licensor shall retain 25% of the difference, if any, between the Maximum Credit or Refund and the actual credit or refund attributable to such assets. Any refunds or credits shall be deducted from the Rangers’ share of revenue under this Agreement for the applicable Arena assets.

Section 15.03 Scheduling. Upon the occurrence of a Work Stoppage, Licensor may schedule events on previously scheduled Home Dates during the period for which the League has cancelled games. If a Work Stoppage results in the partial cancellation of a season, the Parties shall mutually agree in good faith on the rescheduling of Home Games.

ARTICLE XVI

CERTAIN TAXES

Section 16.01  Property Taxes.

(a) The Rangers shall be responsible for the payment, without demand, counter-claim or offset, of fifty percent (50%) (the “Rangers’ Tax Share”) of any real property or similar taxes applicable to the Arena (“Arena Property Tax”). Licensor may notify any jurisdiction imposing (or proposing to impose) any Arena Property Tax that the Rangers have full responsibility for the payment of 50% of any such Arena Property Tax and, to the extent permitted by applicable law, rule or regulation, Licensor shall arrange for such Arena Property Tax to be billed directly to the Rangers. Licensor shall promptly provide to the Rangers copies of all materials relating to any Arena Property Tax that it receives from any government authority.

(b)  Licensor and the Rangers acknowledge that, as of the Commencement Date, Licensor is exempt, pursuant to the laws of the State of New York and that certain agreement between the Mayor of the City of New York, acting as Chief Executive Officer of, and for, the City of New York, and Licensor’s and the Rangers’ predecessor-in-interest Madison Square Garden Center, Inc., dated July 15, 1982 (the “Property Tax Exemption Agreement”), from paying any Arena Property Tax in connection with the Arena (the “Property Tax Exemption”). Licensor and the Rangers shall each use all commercially reasonable efforts to cause the Property Tax Exemption to remain in effect at all times during the term of this Agreement.

Section 16.02  Commercial Rent Tax. The Rangers shall be responsible for paying directly, and shall timely pay, to the City of New York the “Commercial Rent Or Occupancy Tax” imposed pursuant to Chapter 7 of Title 11 of the New York City Administrative Code, or successor or similar tax assessed or imposed on a tenant as a consequence of the Rangers’ status as a licensee under this Agreement.

ARTICLE XVII

RANGERS DEFAULT; LICENSOR’S RIGHTS AND REMEDIES

Section 17.01 Rangers Default. The occurrence of any one or more of the following events shall constitute a default by the Rangers under this Agreement (each, a “Rangers Default”):

(a) Failure by the Rangers to timely pay any amount owed by the Rangers to Licensor pursuant to this Agreement if such failure shall continue for fourteen (14) days after notice thereof is received by the Rangers from Licensor;

(b) Failure by the Rangers to maintain the Team’s membership in the NHL;

(c) The levy upon or other execution or the attachment by legal process of the interest of the Rangers in the Arena herein, or the filing or creation of a lien in respect of such interest, which levy, attachment or lien shall not be released, discharged or bonded against within sixty (60) days from the date of such filing;

(d) The making by the Rangers of an assignment for the benefit of creditors; an adjudication that the Rangers are bankrupt, insolvent or unable to pay its debts as they mature; the filing by or against the Rangers of a petition to have the Rangers adjudged bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against the Rangers, the case is dismissed within sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of substantially all of the Rangers’ assets or the Rangers’ interests in this Agreement unless the appointment is revoked within sixty (60) days after the appointment thereof; or an attachment, execution or levy against substantially all of the Rangers’ interests in this Agreement unless the attachment, execution or levy is revoked within sixty (60) days after the attachment, execution or levy;

(e) Breach by the Rangers of ARTICLE XI (an “Exclusivity Breach”); and

(f) Failure by the Rangers to observe or perform in any material respect any covenant, agreement, condition, or provision of this Agreement not otherwise specified in this ARTICLE XVII if such failure shall continue for sixty (60) days after notice thereof from Licensor to the Rangers; provided that the Rangers shall not be in a Rangers Default with respect to matters that cannot reasonably be cured within sixty (60) days so long as within sixty (60) days after such notice the Rangers commence such cure and diligently and continuously proceed to complete the same, but in any event, the Rangers shall not have more than ninety (90) days from its receipt of such notice to cure such failure.

Section 17.02  Remedies of Licensor. If a Rangers Default occurs, Licensor shall have the following rights and remedies which shall be distinct, separate, and, to the extent not mutually exclusive, cumulative:

(a) In addition to any other legal or equitable damages as may be available to Licensor and subject to clause (b) below, Licensor may enforce this Agreement by seeking specific performance of any Rangers covenant or agreement contained herein or the enforcement of any other appropriate legal or equitable remedy, including self-help (following notice, expiration of any applicable cure period, and failure to cure) and recoupment from the Rangers of the reasonable cost of curing any default on the Rangers’ behalf (and the right to offset such cost from any amounts due from Licensor pursuant to this Agreement); and

(b) Notwithstanding anything in this Agreement to the contrary, Licensor shall not, under any circumstances, have the right to terminate this Agreement.

Section 17.03  Remedies of Licensor for an Exclusivity Breach. The Rangers hereby acknowledge that Licensor and its Affiliates will be irreparably and continually harmed by any Exclusivity Breach or the threat thereof and that damages for an Exclusivity Breach cannot be estimated with any degree of certainty and that monetary damages cannot fairly or adequately compensate Licensor for an Exclusivity Breach. The Rangers further acknowledge that Licensor does not have an adequate remedy at law for an Exclusivity Breach. Accordingly, the Rangers hereby acknowledge that, in the event of an Exclusivity Breach, Licensor shall, in addition to any other applicable available rights and remedies, be entitled to seek and obtain, and the Rangers hereby consent to the entry of, a temporary restraining order, together with temporary, preliminary and permanent injunctive or other equitable relief, from any court of competent jurisdiction to enjoin any violation or threatened violation of ARTICLE XI and to compel the Rangers to comply with or restrain or cease from breaching or violating the covenants of ARTICLE XI. The Rangers hereby waive any requirement that Licensor post a bond or other security in connection with injunctive or other equitable relief.

Section 17.04  League’s Right to Notice of and Cure Rangers Defaults. Licensor shall simultaneously serve the League, at the addresses set forth in Section 20.04, with copies of all notices of Rangers Defaults served upon the Rangers. Licensor shall accept a cure of a Rangers Default by the League within the applicable cure period.

ARTICLE XVIII

LICENSOR DEFAULT; RANGERS’ RIGHTS AND REMEDIES; RIGHTS IN THE EVENT OF REPEAL OF PROPERTY TAX EXEMPTION

Section 18.01  Licensor Default. The occurrence of any one or more of the following shall constitute a default by Licensor under this Agreement (each, a “Licensor Default”):

(a) Failure by Licensor to timely pay any amount owed by Licensor to the Rangers pursuant to this Agreement if such failure shall continue for fourteen (14) days after notice thereof is received by Licensor;

(b) The making by Licensor of an assignment for the benefit of creditors; an adjudication that Licensor is bankrupt, insolvent or unable to pay its debts as they mature; the filing by or against Licensor of a petition to have Licensor adjudged bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against the Licensor, the case is dismissed within sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of substantially all of Licensor’s assets or Licensor’s interests in this Agreement; or an attachment, execution or levy against substantially all of Licensor’s interests in this Agreement;

(c) Failure by Licensor to provide the Rangers with any of the Rangers’ rights hereunder that interferes with the playing of Home Games in the Arena;

(d) Failure by Licensor to cause the Arena to be maintained and operated in accordance with, or otherwise to meet and observe, the Standard, and such failure shall continue for fifteen (15) days after notice thereof from the Rangers to Licensor; provided that if such failure cannot reasonably be cured within such fifteen (15) days, then Licensor shall have up to an additional fifteen (15) days to cure such failure as long as, within fifteen (15) days after such notice, it diligently undertakes and pursues such cure and provides the Rangers with reasonable evidence that it is diligently undertaking and pursuing such cure, but in any event, Licensor shall not have more thirty (30) days from its receipt of notice of such failure from the Rangers to cure such failure; and

(e) Failure by Licensor to observe or perform in any material respect any covenant, agreement, condition, or provision of this Agreement not otherwise specified in this ARTICLE XVIII if such failure shall continue for sixty (60) days after notice thereof from the Rangers to Licensor; provided that Licensor shall not be in a Licensor Default with respect to matters that cannot reasonably be cured within sixty (60) days so long as within sixty (60) days after such notice Licensor commences such cure and diligently and continuously proceeds to complete the same, but in any event, Licensor shall not have more than ninety (90) days from its receipt of such notice to cure such failure.

Section 18.02 Remedies of the Rangers. If a Licensor Default occurs, the Rangers shall have the following rights and remedies, which shall be distinct, separate, and, to the extent not mutually exclusive, cumulative:

(a) In addition to any other legal or equitable remedies as may be available to the Rangers and subject to clause (b) below, the Rangers may enforce the provisions of this Agreement and may enforce and protect the rights of the Rangers herein by seeking specific performance of any covenant or agreement contained herein, or the enforcement of any other appropriate legal or equitable remedy, including self-help (following notice, expiration of applicable cure period, and failure to cure) and recoupment from Licensor of the reasonable cost of curing any default on Licensor’s behalf (and the right to offset such cost, or any amounts due from Licensor pursuant to this Agreement, against any amount then owed by the Rangers to Licensor pursuant to this Agreement), and recovery of all monies due or to become due from Licensor under any provisions of this Agreement;

(b) Notwithstanding anything in this Agreement to the contrary, the Rangers shall not, under any circumstances, have the right to terminate this Agreement, except as set forth in ARTICLE XII.

Section 18.03  Rights in the Event of Repeal of Property Tax Exemption.

(a) In the event the Property Tax Exemption is no longer in effect [*****] (a “No Fault Occurrence”), the Rangers shall remain responsible for fifty percent (50%) of the Arena Property Tax for the remainder of the Term, unless the Parties agree to extend this provision.

(b) In the event the Property Tax Exemption is no longer in effect due to a breach of the Property Tax Exemption Agreement by the Rangers that leads to the loss of the Property Tax Exemption, the Rangers shall be responsible for 100% of any Arena Property Tax for the remainder of the Term.

(c) Notwithstanding anything to the contrary in Sections 16.01 or 18.03(a), in the event of a loss of the Property Tax Exemption [*****].

(d) [*****].

ARTICLE XIX

ASSIGNMENT

Section 19.01  Licensor Assignment. Licensor shall have the right to assign this Agreement upon written notice to the Rangers to any Person that acquires the Arena, provided the assignee agrees in writing to assume all of Licensor’s obligations under this Agreement.

Section 19.02  Rangers Assignment. The Rangers shall have the right to assign this Agreement upon written notice to Licensor to any Person that acquires the Team in accordance with League Rules, provided the assignee agrees in writing to assume all of the Rangers’ obligations under this Agreement. The Rangers shall further have the rights to collaterally assign this Agreement to secure indebtedness of the Rangers incurred in accordance with League Rules.

Section 19.03  No Other Assignment. Except as set forth in this ARTICLE XIX, neither Party shall be permitted to assign this Agreement without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. A change in ownership of either Party shall not be deemed an assignment under this Section 19.

ARTICLE XX

MISCELLANEOUS

Section 20.01  Force Majeure. Should any fire or other casualty, act of God, earthquake, flood, epidemic, landslide, enemy act, war, riot, act or threat of terrorism, civil commotion, general unavailability of certain materials; a strike, slowdown, boycott or labor dispute (other than a strike, slowdown, boycott or labor dispute involving the League), or any other similar event beyond the reasonable control of the subject Party (each, a “Force Majeure”) prevent performance of this Agreement by such Party in accordance with its provisions, performance of this Agreement (other than the payment of any sum of money owed hereunder, subject to the final two sentences of this Section 20.01) by such Party shall be suspended or excused to the extent commensurate with such interfering occurrence. In the event of a Force Majeure, the Rangers shall be permitted to schedule and play Home Games at an alternate location, provided that playing games in such location fully complies with the requirements of Paragraph 6 of the Property Tax Exemption Agreement. In the event of a Force Majeure (including a governmental action) that results in (a) attendance at Arena events being limited to 1000 attendees or less per event for any period (a “Restricted Attendance Period”), the Rangers shall be permitted to schedule and play Home Games at the Arena during the Restricted Attendance Period; the pro rata License Fee attributable to any Home Games played at the Arena during any Restricted Attendance Period shall be reduced by 80% or (b) attendance at Arena events being materially limited (but greater than 1000 attendees), the parties will negotiate in good faith to agree on an appropriate reduction to the License Fee. Notwithstanding anything herein to the contrary, the Rangers’ obligation to pay the License Fee for periods for which the Arena is unavailable for Home Games due to a Force Majeure event (including a governmental action or the occurrence of any Untenantable Condition) shall be abated during such periods.

Section 20.02  Consents and Approvals. Any consents or approvals permitted or required to be given by Licensor or the Rangers under this Agreement shall not be valid unless such consent or approval is in writing, signed by the Party by or on whose behalf such consent or approval is executed.

Section 20.03  Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, which are incorporated herein, constitutes the entire agreement between and among the Parties, and supersedes any previous oral or written agreements, representations and covenants, regarding the subject matter hereof and is a binding and enforceable agreement between and among the Parties and their respective successors and permitted assigns. This Agreement may not be amended, modified or supplemented unless in writing executed by the Parties.

Section 20.04  Notices. All notices, demands, consents, approvals, statements, requests, and reports to be given under this Agreement shall be in writing, signed by the Party or an officer, agent, or attorney of the Party giving the notice and shall be deemed to be given upon receipt if delivered personally by nationally recognized overnight courier providing a receipt for delivery, by certified or registered mail, postage prepaid with return receipt requested, or by personal delivery at the applicable address set forth below or to such other address as that Party may designate in writing.

For the Rangers:	MSG Sports, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: President

With copies to:	MSG Sports, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: General Counsel

For Licensor:	MSG Arena, LLC
c/o MSG Entertainment Group, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: President

With a copy to:	MSG Arena, LLC
c/o MSG Entertainment Group, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: General Counsel

Section 20.05 Successors Bound. The covenants, terms, provisions, and conditions of this Agreement shall be binding upon Licensor and the Rangers and their respective successors and permitted assigns and inure to the benefit of Licensor and the Rangers and their respective successors and, to the extent permitted herein, assigns.

Section 20.06 Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions. In connection with any disputes arising under this Agreement, each of the Parties voluntarily and irrevocably consents and (without waiving service of process) submits to the personal jurisdiction and venue of the courts located in the Borough of Manhattan, City of New York that have subject matter jurisdiction, waives all objections as to venue and any claim that it is not personally subject to such jurisdiction or to seek a change of venue, agrees not to bring any action or proceeding in any other forum, and waives the right to a trial by jury.

Section 20.07 Captions and Headings; Certain Rules of Construction.

(a) The captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction, or meaning of any provisions of this Agreement or the scope or intent thereof, nor in any way affect this Agreement.

(b) Unless the context, otherwise requires: (i) a term has the meaning assigned to it, (ii) “or” is not exclusive, (iii) words in the singular include the plural and words in the plural include the singular, (iv) “herein,” “hereof ”and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, (v) all references to “clauses,” “sections” or “articles” refer to clauses, sections or articles of this Agreement, (vi) “including” means “including, without limitation” and (vii) the masculine, feminine and neuter adjectives and pronouns include one another.

Section 20.08  Counterparts. This Agreement may be executed by facsimile or PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.09  Confidentiality. Subject to League Rules and the rights of any mortgagees each Party agrees that, commencing on the Commencement Date and continuing for a period of five (5) years after the expiration or earlier termination of this Agreement, the Parties shall keep confidential the terms and conditions of this Agreement; provided that disclosure may be made (a) to their directors, equity holders, officers, Affiliates, employees, agents, advisors, and representatives (collectively, their “Representatives”) (b) if disclosure is required by court order, or applicable law or regulation, including disclosures required by any governmental or regulatory body having the authority to regulate or oversee any aspect of the business of either Party (e.g., the Securities and Exchange Commission) (in which case the Party required to disclose such Confidential Information shall notify the other Party and use commercially reasonable efforts to obtain confidential treatment of any information so required to be disclosed), (c) if disclosure is required to comply with a request or requirement of a governmental or administrative entity or agent thereof, (d) to the League and/or any League Representatives, (e) as required by League Rules, (f) for valid business purposes to existing or prospective lenders, investors and employees of partners and Affiliates, (g) to enforce any of a Party’s rights pursuant to this Agreement, or (h)

to governmental authorities, to the extent necessary to perform a Party’s obligations under this Agreement. Each Party shall direct their Representatives to maintain such information in the strictest confidence. No Party shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed.

Section 20.10  League Rules. This Agreement is subject to League Rules and Licensor hereby covenants to comply with all League Rules in connection with its performance hereunder and its operation of the Arena for Rangers Events. In the event of any conflict between this Agreement and League Rules with respect to the Parties’ rights and obligations hereunder, League Rules shall control and govern in all respects. Nothing in this Section 20.10 shall affect the Rangers’ obligations under Section 11.01 or Article XIII.

Section 20.11  Superior Interests

Each mortgagee or similar party named in any mortgage or similar instrument now existing or hereafter made and encumbering an interest in the Arena superior to that of Licensor (each such mortgage and similar instrument being hereinafter collectively referred to as “Superior Interests”, and the holder of the mortgagee’s and similar party’s interest being hereinafter collectively referred to as “Superior Interest Holders”) shall agree in a commercially reasonable form of instrument that, if it succeeds to the interest of Licensor in the Arena by termination of the Superior Interest by any means, it will recognize the rights and interest of the Rangers under this Agreement to use and occupy the Arena if and as long as no Rangers Default has occurred and is continuing (which agreement may, at such Superior Interest Holder’s option require attornment by the Rangers), in consideration of which the rights and interests of the Rangers to use and occupy the Arena shall be subject and subordinate to the Superior Interest and to any and all advances to be made therein, and to the interest thereon, and all renewals, replacements and extensions thereof. The Superior Interest Holder may elect that, instead of making this Agreement subject and subordinate to its Superior Interest, the rights and interest of the Rangers under this Agreement shall have priority over the lien of the Superior Interest in question. The Rangers agree that it will, within ten (10) days after demand in writing, execute and deliver such reasonable instruments may be required, either to make this Agreement subject and subordinate to such a Superior Interest (subject to the Superior Interest Holder’s agreement as aforesaid to recognize the rights and interest of the Rangers under this Agreement to use and occupy the Arena if and as long as a Rangers Default has not occurred and is continuing), or to give this Agreement priority over the lien of such Superior Interest, whichever alternative may be elected by the respective Superior Interest Holder.

Section 20.12 Severability. If any Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement or the application of same to Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 20.13  Waiver. No waiver of any right, obligation or default shall be implied, but must be in writing, signed by the Party against whom the waiver is sought to be enforced. Any particular waiver of any right, obligation or default shall not be construed as a waiver of any subsequent or other right, obligation or default.

Section 20.14  Further Assurances. Licensor and the Rangers shall execute, acknowledge, and deliver, after the date hereof, without additional consideration, such further assurances, instruments, and documents, and shall take such further actions, as Licensor or the Rangers shall reasonably request of the other in order to fulfill the intent of this Agreement and the transactions contemplated thereby.

Section 20.15  No Third-Party Beneficiary: Enforcement of Third Party Agreements.

(a) The provisions of this Agreement are for the exclusive benefit of the Parties and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person unless otherwise expressly provided for herein provided, that the League is a third party beneficiary of (i) the Rangers cure rights as set forth in Section 17.04, and (ii) the enforcement of Section 20.10.

(b) Licensor shall use commercially reasonable efforts to enforce any agreement between Licensor and any third-party (or third-parties) (including, without limitation, the ADA Consent Decree, Ticket Agent Agreements, Suite Agreements, Hospitality Agreement and Joint Sponsor Agreements) that apply to any of the Rangers rights or obligations under this Agreement.

Section 20.16  Books and Records. Licensor and the Rangers shall each keep full, true, and correct contracts, books and records in accordance with generally accepted accounting principles consistently applied (and shall require all of their agents, contractors, and concessionaires to keep such books and records of their transactions to the extent that such transactions would be the subject of the calculation of any payments due from one Party to the other under this Agreement) setting forth the factual, accounting, and legal bases upon which the calculation of payments herein are made (the “Books and Records”), and in such detail that would reasonably enable a reasonably qualified third party to readily and independently make such calculations and verify the accuracy of statements of same which are furnished by one Party to the other under this Agreement. Each Party’s books and records shall be (a) retained for at least three (3) years following the other Party’s receipt of the respective statement(s) to which they apply, and (b) made available for inspections and copying by the other Party’s duly authorized representatives at all reasonable times at reasonable office locations in the New York, NY metropolitan area. Each Party shall promptly furnish to the other a complete copy of any report of any such examination or inspection.

Section 20.17  Audit Rights. Each Party (the “Auditing Party”) shall be entitled to audit the relevant Books and Records of the other Party (the “Non-Auditing Party”) for the sole purpose, and only to the extent, of determining the Non-Auditing Party’s compliance with the financial terms of this Agreement. Such audit right shall be exercisable by the Auditing Party by providing the Non-Auditing Party with not less than five (5) business days written notice. Except as otherwise set forth below, all costs and expenses of any such audit shall be paid by the Auditing Party. If the audit discloses that the Non-Auditing Party has failed to pay any amounts due under this Agreement, the Non-Auditing Party shall remit the underpayment to the Auditing Party within thirty (30) days following the Auditing Party’s delivery of notice and evidence of underpayment to the Non- Auditing Party. If the audit reveals an underpayment to the Auditing Party of greater than 5%, then the Non- Auditing Party shall pay all costs and expenses associated with such audit, provided that the auditor is an independent certified public accounting firm paid on an hourly (and not contingency) basis.

Section 20.18  Access to Financial Information. Licensor acknowledges that existing League Rules on financial reporting under the League’s collective bargaining agreements and revenue sharing plans requires the Team, annually and from time to time, to provide the League and auditors for the League and its players’ association detailed financial information, including information that is in the possession of Licensor. Licensor agrees to provide the information requested by the League and/or the auditors for these purposes and to use commercially reasonable efforts to provide the staff and other support necessary to comply with these requests and the related process.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

LICENSOR:

MSG ARENA, LLC

By:	/s/ Philip D’Ambrosio
Name:	Philip D’Ambrosio
Title:	Senior Vice President, Treasurer

RANGERS:

NEW YORK RANGERS, LLC

By:	/s/ Victoria M. Mink
Name:	Victoria M. Mink
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Arena License Agreement (Rangers)]